                          PLAN AND AGREEMENT OF MERGER

                                  BY AND AMONG


                            SEROLOGICALS CORPORATION
                            a Delaware corporation,


                             INTERGEN COMPANY L.P.
                        a Delaware limited partnership,


                              SEROCOR INCORPORATED
                            a Delaware corporation,


                                      and


                            INTERGEN INVESTORS L.P.
                             as the General Partner




                             ----------------------

                                NOVEMBER 5, 2001

                             ----------------------

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                ----
1.    DEFINITIONS.................................................................................................1

   1.1.  DEFINITIONS..............................................................................................1
   1.2.  CROSS REFERENCE..........................................................................................6

2.    EFFECTS OF THE MERGER AND CONVERSION OF INTERESTS...........................................................7

   2.1.  MERGER...................................................................................................7
   2.2.  FILING OF CERTIFICATE OF MERGER/EFFECTIVE TIME...........................................................7
   2.3.  EFFECT OF MERGER.........................................................................................7
   2.4.  ADDITIONAL ACTIONS.......................................................................................8
   2.5.  CONVERSION OF PARTNERSHIP INTERESTS......................................................................8
   2.6.  CLOSING PAYMENTS.........................................................................................9
   2.7.  ALLOCATION OF PURCHASE PRICE.............................................................................9
   2.8.  SECTION 116.............................................................................................10
   2.9.  DETERMINATION OF PROJECT COST...........................................................................10
   2.10.   EARNOUT TECHNOLOGIES..................................................................................10

3.    REPRESENTATIONS AND WARRANTIES REGARDING INTERGEN..........................................................10

   3.1.  ORGANIZATION, POWER AND AUTHORITY.......................................................................10
   3.2.  NO CONFLICT.............................................................................................12
   3.3.  PARTNERSHIP INTEREST....................................................................................12
   3.4.  TRANSFER CLAIMS.........................................................................................13
   3.5.  FINANCIAL STATEMENTS....................................................................................13
   3.6.  NO UNDISCLOSED LIABILITIES..............................................................................13
   3.7.  NO VIOLATION OF LAW; REQUIRED LICENSES AND PERMITS......................................................14
   3.8.  PERSONAL PROPERTY.......................................................................................14
   3.9.  REAL PROPERTY...........................................................................................15
   3.10.   REQUIRED CONSENTS AND APPROVALS.......................................................................19
   3.11.   INDEBTEDNESS FOR BORROWED MONEY; SECURITY ARRANGEMENTS................................................19
   3.12.   INTELLECTUAL PROPERTY.................................................................................19
   3.13.   INVENTORY/PRODUCT WARRANTY............................................................................21
   3.14.   NOTES AND ACCOUNTS RECEIVABLE.........................................................................22
   3.15.   LEGAL PROCEEDINGS.....................................................................................22
   3.16.   EMPLOYEE BENEFIT PLANS................................................................................22
   3.17.   LABOR RELATIONS.......................................................................................25
   3.18.   ENVIRONMENTAL, HEALTH AND SAFETY REQUIREMENTS.........................................................27
   3.19.   INSURANCE POLICIES....................................................................................28
   3.20.   CONTRACTS AND COMMITMENTS.............................................................................29
   3.21.   ABSENCE OF CERTAIN CHANGES AND EVENTS.................................................................30
   3.22.   TAX MATTERS...........................................................................................32
   3.23.   CUSTOMER RELATIONS....................................................................................35
   3.24.   EMPLOYEE NOTICE.......................................................................................35
   3.25.   NO INTEREST IN PROPERTIES, COMPETITORS, ETC...........................................................35
   3.26.   BROKERS' AND FINDERS' FEES............................................................................35
   3.27.   DISCLOSURE............................................................................................35
   3.28.   COMPETITION ACT.......................................................................................35

4.    REPRESENTATIONS AND WARRANTIES OF SEROLOGICALS AND SUB.....................................................36

   4.1.  ORGANIZATION, POWER AND AUTHORITY.......................................................................36
   4.2.  NO CONFLICT.............................................................................................36

   4.3.  BROKERS' AND FINDERS' FEES..............................................................................36
   4.4.  LEGAL PROCEEDINGS.......................................................................................37
   4.5.  FINANCING...............................................................................................37

5.    COVENANTS OF INTERGEN AND GENERAL PARTNER..................................................................37

   5.1.  PRE-CLOSING OPERATIONS..................................................................................37
   5.2.  NEGATIVE COVENANTS OF THE INTERGEN ENTITIES.............................................................38
   5.3.  KEY EMPLOYEES...........................................................................................39
   5.4.  ACCESS..................................................................................................39
   5.5.  TRANSFER TAXES..........................................................................................39
   5.6.  FURTHER INFORMATION.....................................................................................39
   5.7.  CONSULTATION............................................................................................40
   5.8.  TAX ACCESS, ASSISTANCE AND FILINGS......................................................................40
   5.9.  NOTIFICATION............................................................................................40
   5.10.   CO-OPERATION BY INTERGEN..............................................................................40
   5.11.   ACQUISITION TRANSACTIONS..............................................................................41
   5.12.   SOLICITATION OF LIMITED PARTNERS......................................................................41
   5.13.   EXPENSE REIMBURSEMENT.................................................................................41
   5.14.   HSR ACT FILINGS.......................................................................................42

6.    COVENANTS OF SEROLOGICALS..................................................................................43

   6.1.  MAINTENANCE OF BOOKS AND RECORDS........................................................................43
   6.2.  COVENANTS OF SEROLOGICALS...............................................................................43
   6.3.  NEGATIVE COVENANTS OF SEROLOGICALS......................................................................43
   6.4.  NOTIFICATION............................................................................................43
   6.5.  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE..................................................43
   6.6.  LIMITATION ON CUSTOMER CONTACT..........................................................................44
   6.7.  INSURANCE NON-DISCRIMINATION............................................................................44
   6.8.  HSR ACT FILINGS.........................................................................................44

7.    CONDITIONS TO INTERGEN'S OBLIGATIONS.......................................................................44

   7.1.  REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING DATE.....................................................44
   7.2.  REQUIRED GOVERNMENTAL APPROVALS.........................................................................45
   7.3.  LITIGATION..............................................................................................45
   7.4.  NO ORDER, DECREE OR INJUNCTION..........................................................................45
   7.5.  REQUIRED CONSENTS.......................................................................................45
   7.6.  OTHER CLOSING DELIVERIES................................................................................45
   7.7.  DETERMINATION OF ALLOCATION.............................................................................45
   7.8.  REQUIRED GOVERNMENTAL APPROVALS.........................................................................45
   7.9.  DETERMINATION OF PROJECT COST...........................................................................46

8.    CONDITIONS TO SEROLOGICALS' OBLIGATIONS....................................................................46

   8.1.  REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING DATE.....................................................46
   8.2.  NO ADVERSE CHANGE.......................................................................................46
   8.3.  LITIGATION..............................................................................................46
   8.4.  OPINION OF COUNSEL TO INTERGEN AND THE PARTNERS.........................................................46
   8.5.  REQUIRED GOVERNMENTAL APPROVALS.........................................................................47
   8.6.  NO ORDER, DECREE OR INJUNCTION..........................................................................47
   8.7.  PAYMENT OF EXISTING INDEBTEDNESS AND RELEASE OF LIENS...................................................47
   8.8.  OTHER NECESSARY CONSENTS................................................................................47
   8.9.  OTHER CLOSING DELIVERIES................................................................................47
   8.10.   TRADENAME.............................................................................................48
   8.11.   REQUIRED CONSENTS.....................................................................................48
   8.12.   REQUIRED GOVERNMENTAL APPROVALS.......................................................................48
   8.13.   EFFECTIVENESS OF TERMINATION AGREEMENTS...............................................................48
   8.14.   GUARANTY..............................................................................................48

                                                                                                                PAGE
                                                                                                                ----
   8.15.   DETERMINATION OF ALLOCATION...........................................................................48
   8.16.   RESIGNATIONS..........................................................................................48
   8.17.   DETERMINATION OF PROJECT COST.........................................................................48

9.    CLOSING....................................................................................................48

10.   INDEMNIFICATION............................................................................................49

   10.1.   SURVIVAL..............................................................................................49
   10.2.   BY THE PARTNERS.......................................................................................49
   10.3.   BY SEROLOGICALS.......................................................................................51
   10.4.   INDEMNIFICATION PROCEDURE.............................................................................53
   10.5.   NO IMPLICATIONS.......................................................................................54
   10.6.   NET PAYMENTS..........................................................................................54

11.   TERMINATION PRIOR TO CLOSING; SPECIFIC PERFORMANCE.........................................................54

   11.1.   TERMINATION OF AGREEMENT..............................................................................54
   11.2.   TERMINATION OF OBLIGATIONS............................................................................55
   11.3.   SPECIFIC PERFORMANCE..................................................................................55

12.   MISCELLANEOUS..............................................................................................55

   12.1.   ENTIRE AGREEMENT......................................................................................55
   12.2.   PARTIES BOUND BY AGREEMENT; SUCCESSORS AND ASSIGNS....................................................55
   12.3.   COUNTERPARTS..........................................................................................56
   12.4.   HEADINGS..............................................................................................56
   12.5.   MODIFICATION AND WAIVER...............................................................................56
   12.6.   NOTICES...............................................................................................56
   12.7.   ADVISORS' FEES AND EXPENSES...........................................................................57
   12.8.   GOVERNING LAW; CONSTRUCTION...........................................................................57
   12.9.   PUBLIC ANNOUNCEMENTS..................................................................................58
   12.10.  KNOWLEDGE.............................................................................................58
   12.11.  NO THIRD-PARTY BENEFICIARIES..........................................................................58
   12.12.  REFERENCES............................................................................................58
   12.13.  SEVERABILITY..........................................................................................58
   12.14.  PLANNING ACT..........................................................................................58
   12.15.  ARBITRATION...........................................................................................58
   12.16.  SCHEDULES.............................................................................................59

                               LIST OF SCHEDULES

1.1(m)            Equipment Lease Obligations
1.1(w)            Lien Proceedings
1.1(ee)           Severance Payments
3.1(a)            Counties and States Where Intergen Conducts Business
3.1(b)            Purchase Commitments
3.1(c)            Partnership Agreement
3.1(d)            Officers of Intergen
3.1(e)(i)         Partners of Intergen
3.1(e)(ii)        Distribution of Profits and Merger Consideration
3.1(f)            Required Approvals
3.2               Conflicts
3.3               Issuance or Redemption of Partnership Interests
3.5               Financial Statements

3.6               Undisclosed Liabilities
3.7               Licenses and Permits
3.8(a)            List of Personal Property
3.8(b)(i)         Liens on Assets
3.8(b)(ii)        Outstanding Financing Statements
3.8(c)            Assets Not Located at Principal Place of Business
3.8(d)            Commitments to Purchase and Sell Assets
3.9(a)            Leased Real Property
3.9(b)            Owned Real Property
3.9(b)(i)         Third Party Interest in Owned Real Property
3.9(b)(vii)       Contracts Related to Real Property
3.9(b)(xii)       Material Defects in Owned Real Property
3.10(a)           Required Consents
3.10(b)           Required Notices
3.11              Indebtedness
3.12(a)           Proprietary Rights
3.12(b)           Infringement
3.12(c)           Patents and Registrations
3.12(d)           Licensed Proprietary Rights
3.13(b)           Terms and Conditions of Warranties
3.15              Legal Proceedings of Intergen
3.16              Employee Benefit Plans
3.17              Labor Relations
3.18              Environmental, Health and Safety Matters
3.19              Insurance Policies
3.20(a)           Contracts
3.20(b)           Services by Insiders
3.20(c)           Contracts Related to the Project
3.21              Certain Changes and Events
3.22(b)           Tax Payments
3.22(c)           Deficiencies in Tax Reserve
3.22(f)           Tax Audits
3.22(h)           Tax Extensions
3.22(m)           Tax Attribute List
3.22(o)           Partner or Member of an Affiliated Group
3.22(s)           Foreign Persons
3.22(t)           United States Property Interest
3.22(v)           Arms Length Standards
3.22(w)           Canadian Tax Standards
3.22(x)           Foreign Tax Filings
3.23              Customer Notice
3.24              Employee Resignations
3.25              Conflicts of Interest
3.26              Brokers' and Finders' Fees
4.2               Conflicts
4.3               Brokers' and Finders' Fees

4.4               Legal Proceedings of Serologicals
8.7               Indebtedness to be Repaid
8.8               Required Consents

                                LIST OF EXHIBITS

Exhibit A         Consent of Limited Partners and Appointment of Partners'
                  Representative
Exhibit B         Earnout Agreement
Exhibit C         Escrow Agreement
Exhibit D         Form of Opinion of Piper Marbury Rudnick & Wolfe LLP
Exhibit E         Form of Opinion of Post & Heymann LLP
Exhibit F         Form of Opinion of Davies Ward Phillips & Vineberg LLP
Exhibit G         Form of Opinion of Testa Hurwitz & Thibeault LLP
Exhibit H         Guaranty

                          PLAN AND AGREEMENT OF MERGER


         THIS PLAN AND AGREEMENT OF MERGER, dated as of the 5th day of November, 2001, is by and among Serologicals Corporation, a Delaware corporation ("Serologicals"); Intergen Company L.P., a Delaware limited partnership ("Intergen"); Serocor Incorporated, a Delaware corporation ("Sub"); and Intergen Investors L.P., a Delaware limited partnership (the "General Partner").

                                  WITNESSETH:

         WHEREAS, Intergen is engaged in the business of developing and commercializing certain biopharmaceutical and diagnostic products (the "Intergen Business");

         WHEREAS, Intergen, Serologicals, Sub and the General Partner desire to enter into this Agreement pursuant to which Intergen will be merged with and into Sub and Sub shall be the surviving entity (the "Merger");

         WHEREAS, Intergen, Serologicals and Sub desire to make certain representations, warranties and agreements in connection with the Merger;

         WHEREAS, concurrent with the execution and delivery of this Agreement, limited partners of Intergen (the "Limited Partners") holding more than 50% of the interest of all the limited partners of Intergen in the profits of Intergen have executed and delivered a consent in the form attached as Exhibit A (the "Partners' Consent"); and

         WHEREAS, in accordance with the provisions of the Partnership Agreement (as hereinafter defined) and Section 17-211 of the Delaware Revised Uniform Limited Partnership Act (the "DRULPA") all of the general partners of Intergen and limited partners holding more than 50% of the interest of all limited partners in the profits of Intergen have authorized the Merger.

         NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, and on the terms and subject to the conditions herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

         1.       DEFINITIONS.

                  1.1. Definitions. When used herein the following terms have the meanings set forth below:

                           (a) "Acquisition Transaction" shall mean (i) any tender offer, exchange offer, merger, consolidation, share exchange, joint venture, business combination or similar transaction involving Intergen or any Intergen Entity (which transaction involves substantially all of the assets and operations of Intergen as a whole); (ii) any transaction pursuant to which any third party acquires all of the outstanding Partnership Interests or all of the outstanding equity interest in any Intergen Entity (that constitutes substantially all of the assets or operations of Intergen as a whole); or (iii) any transaction pursuant to which any third party acquires all or substantially all of the assets of Intergen or any Intergen Entity (that constitutes substantially all of the assets or operations of Intergen as a whole).

                           (b) "Affiliate" shall mean with respect to any person, (i) if such person is an individual, any relative of such person and (ii) if such person is a corporation, partnership, limited liability company, trust or other entity, then as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

                           (c) "Agreement" shall mean this Plan and Agreement of Merger, including all exhibits and schedules hereto, as it may be amended from time to time in accordance with its terms.

                           (d) "Applicable Limitation Date" shall mean December 31, 2002.

                           (e) "Basket" shall mean an amount equal to the product of (i) 1% and (ii) an amount equal to the Merger Consideration less the aggregate of (A) the Debt Repayment, (B) the Project Cost and
         (C) the Termination Payments.

                           (f) "Business" shall mean the Intergen Business and all other operations, business or activities of the Intergen Entities as of the date hereof or entered into by, commenced by, or commenced for the benefit of the Intergen Entities prior to the Closing Date.

                           (g) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                           (h)      "Contract" or "Contracts" shall mean all
         (i) contracts, agreements and instruments (written or oral) relating to the sale of any inventory, assets, goods, services, properties, materials or products, including all customer contracts, operating contracts, and sales contracts; (ii) orders, contracts, supply agreements and other agreements relating to the purchase of any assets, services, properties, materials or products; and (iii) other contracts, agreements, arrangements, undertakings, understandings, and instruments (written or oral).

                           (i) "Debt Repayment" shall mean that amount necessary (i) to pay in full all principal, interest, break fees, prepayment penalties, fees and expenses and other like amounts due and payable by any Intergen Entity with respect to the indebtedness for borrowed money described on Schedule 8.7 and (ii) to fully discharge all Liens related to such indebtedness and all other Liens (other than Permitted Liens) encumbering any assets or properties of the Intergen Entities, including all assets and properties used in the operation of the Business.

                           (j) "Dollars" or "$" shall mean United States Dollars, unless otherwise indicated.

                           (k)      "Environmental, Health and Safety
         Requirements" shall mean all federal, state, provincial, local and foreign statutes, regulations, ordinances, codes, policies, guidelines, standards and other provisions, in all cases having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment applicable to the Intergen Entities, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials each as amended and as now or hereafter in effect.

                           (l) "ERISA Affiliate" shall mean any trade or business (whether incorporated or unincorporated) which is a member of a group described in Section 414(b), (c), (m) or (o) of the Code, of which Intergen also is a member.

                           (m) "Equipment Lease Obligations" shall mean those obligations to financial institutions, lessors or other lenders arising from the lease of equipment (whether capitalized or not) by any Intergen Equity, as set forth on Schedule 1.1(m).

                           (n) "GAAP" shall mean generally accepted accounting principles as in force in the United States of America at the date of the determination thereof.

                           (o) "Governmental Authority" shall mean any nation, or political subdivision thereof, or any agency, court or body of any such governmental authority exercising executive, legislative, judicial, regulatory or administrative functions.

                           (p) "Hazardous Material" shall mean any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, any biological, biomedical or medical products, substance, or waste, or any constituent of any such substance or waste, the use, handling or disposal of which is in any way governed by or subject to any Environmental, Health and Safety Requirements.

                           (q)      "Intergen Entities" shall mean,
         collectively, Intergen and all of its wholly or partially owned subsidiaries and each individually shall be referred to from time to time as an "Intergen Entity."

                           (r) "Liens" shall mean any mortgage, pledge, security interest, encumbrance, restriction, lien, limitation, or charge of any kind or nature (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against Intergen, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute, or any subordination arrangement in favor of any person.

                           (s)      "Merger Consideration" shall mean
         $45,000,000.

                           (t) "Ordinary Course of Business" shall mean the ordinary course of business consistent with past practice (including, without limitation, with respect to collection of accounts receivable, purchases of supplies, repairs and maintenance, payment of accounts payable and accrued expenses, terms of sale, levels of capital expenditures, and operation of cash management practices generally).

                           (u) "Partnership Agreement" shall mean that certain First Amended and Restated Agreement of Limited Partnership of Intergen Company L.P., made as of December 3, 1987, as amended through the seventh amendment to Agreement of Limited Partnership of Intergen Company L.P. dated October 31, 1997.

                           (v)      "Partnership Interests" shall mean,
         collectively, all general partnership, limited partnership, and all other equity interests in, or options, agreements, contracts, warrants, or rights to purchase or receive any equity interest in Intergen.

                           (w) "Permitted Liens" shall mean (i) taxes, assessments and other governmental fees or other charges levied and not yet due and payable as of the Closing Date or which are reasonably being contested in an appropriate proceeding described on Schedule 1.1(w); (ii) mechanic's, construction and similar statutory Liens arising or incurred in the Ordinary Course of Business that are not registered or recorded for amounts which are not delinquent and which would not, individually or in the aggregate, have a material adverse effect on the assets or operations of any Intergen Entity or the Business or which are reasonably being contested in an appropriate proceeding described on Schedule 1.1(w); (iii) present and future zoning, entitlement, building and other land use and similar laws or regulations imposed by any Governmental Authority now or hereafter having jurisdiction over real property that are not violated by the current use and operation thereof; (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to real property that would not materially impair the use or occupancy of such real property in the operation of the Business or any Intergen Entity, provided such easements, covenants, conditions, restrictions and other matters of record have been complied with; (v) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not impair the use or value of the property to which they relate; (vi) any Liens pursuant to any Equipment Lease Obligation; and (vii) any interest evidenced by the financing statements listed on Schedule 3.8(b)(ii).

                           (x) "Person" shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

                           (y) "Project" shall mean the expansion project at the Intergen plant located at 55 Glen Scarlett Road, Toronto, Ontario.

                           (z) "Project Cost" shall mean the United States Dollar equivalent of the amount determined in accordance with Section
         2.9. The United States dollar equivalent of such amount shall be based on the average currency exchange rate of Canadian Dollars to United States Dollars based upon the noon buying rate in the City of

         New York for cable transfers in foreign currencies as announced by the Federal Reserve Bank of New York for customs purposes on the business day prior to the Closing Date.

                           (aa) "Project Plans" shall mean the detailed blueprints, drawings and specifications for the Project provided to Serologicals prior to the date of this Agreement.

                           (bb) "Proprietary Rights" means any and all (i) patents, patent applications, patent disclosures, as well as any reissues, continuations, continuations-in-part, divisions, extensions or reexaminations thereof, (ii) trademarks, service marks, trade dress, trade names, logos, and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases, and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, if any, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans, and customer and supplier lists and information), (vii) other intellectual property rights, (viii) copies and tangible embodiments thereof (in whatever protectable form or medium), and (ix) license agreements related thereto.

                           (cc) "Tax" or "Taxes" shall mean all taxes attributable to any Intergen Entity or for which any Intergen Entity may have liability including any premiums, taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith) including federal, state, provincial, city, county, foreign or other income, branch, franchise, capital, capital stock, real property, ad valorem, personal property, tangible, withholding, FICA, unemployment compensation, disability, employment insurance, Canada or Quebec pension plan, transfer, sales, use, goods and services, excise, gross receipts and all other taxes and governmental charges of any kind imposed by the United States, Canada or any state, province, county, city, country or foreign government or subdivision or agency thereof, whether disputed or not.

                           (dd)     "Tax Return" shall mean any return,
         declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                           (ee) "Termination Payments" shall mean the sum of the following: (i) the payments to be made to Robert J. Beckman and Joseph T. Kozma pursuant to the termination agreements, each dated November 5, 2001, between them and Intergen (the "Termination Agreements"); (ii) bonuses due the participants in Intergen's "4% Bonus Pool", listed on Schedule 1.1(ee), upon the consummation of the Merger; (iii) bonuses due to the participants in Intergen's "2% Bonus Pool", listed on Schedule 1.1(ee), upon the consummation of the Merger.

                           (ff) "WARN" shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss. U.S.C. ss. 2101, et seq.

                  1.2. Cross Reference. The following terms are defined in the following Sections of this Agreement:


                  Term                                                          Section
                  ----                                                          -------
                  Accounting Firm                                               2.7
                  Advisor Fees                                                  12.7
                  Allocation                                                    2.7
                  Audited Balance Sheet                                         3.5
                  Audited Financial Statements                                  3.5
                  Biberon Agreement                                             3.16(a)
                  Break-up Fee                                                  5.13
                  Cameron                                                       10.2(a)(iv)(C)
                  Cameron Agreement                                             10.2(a)(iv)(C)
                  Canadian Tax Basis                                            3.22(m)
                  Canadian Tax Withholding Amount                               2.8
                  Certificate of Merger                                         2.2
                  Closing                                                       9
                  Closing Date                                                  9
                  Consent                                                       8.8
                  Cox                                                           10.2(a)(iv)(E)
                  Cox Agreement                                                 10.2(a)(iv)(E)
                  DGCL                                                          2.1
                  DRULPA                                                        Recitals
                  Earnout Agreement                                             7.6(c)
                  Earnout Payments                                              2.5(b)
                  Effective Time                                                2.2
                  Employee Benefit Plans                                        3.16(a)
                  ERISA                                                         3.16(a)
                  Escrow Agreement                                              7.6(d)
                  Escrow Fees                                                   2.5(a)
                  FDA                                                           3.7(a)
                  Financial Statements                                          3.5
                  General Partner                                               First Paragraph
                  Guarantor                                                     Recitals
                  HSR Act                                                       4.2
                  IBC                                                           2.8
                  Immaterial Contracts                                          3.20(a)
                  Indemnified Party                                             10.4(a)
                  Indemnifying Party                                            10.4(a)
                  Intergen                                                      First Paragraph
                  Intergen Business                                             Recitals
                  Intergen Losses                                               10.3(a)
                  Intergen Protected Parties                                    10.3(a)
                  Interim Balance Sheet                                         3.5

                  Interim Balance Sheet Date                                    3.5
                  Interim Financial Statements                                  3.5
                  ITA                                                           3.22(u)
                  Leased Real Property                                          3.9(a)
                  Letter Agreement                                              5.4
                  Licenses                                                      3.7(b)
                  Limited Partners                                              Recitals
                  Losses                                                        10.3(a)
                  Merger                                                        Recitals
                  Notices                                                       3.10(b)
                  Owned Real Property                                           3.9(b)
                  Partner                                                       2.6(a)
                  Partners' Consent                                             Recitals
                  Project Contracts                                             3.20(c)
                  Real Estate Permits                                           3.9(b)(vi)
                  Real Property Leases                                          3.9(a)
                  Remittance Day                                                2.8
                  Schedules                                                     12.16
                  Serologicals                                                  First Paragraph
                  Serologicals Loss                                             10.2(a)
                  Serologicals Protected Parties                                10.2(a)
                  Sub                                                           First Paragraph
                  Surviving Corporation                                         2.3(a)
                  Teeter                                                        10.2(a)(iv)(D)
                  Teeter Agreement                                              10.2(a)(iv)(D)
                  Termination Agreements                                        1.1(ee)
                  U.S. Tax Basis                                                3.22(m)

         2.       EFFECTS OF THE MERGER AND CONVERSION OF INTERESTS

                  2.1. Merger. Subject to the terms and conditions of this Agreement, the Certificate of Merger, the Delaware General Corporation Law ("DGCL") and the Delaware Revised Uniform Limited Partnership Act (the "DRULPA") at the Effective Time, Intergen will be merged with and into Sub in accordance with the applicable provisions of the DGCL and the DRULPA and the separate existence of Intergen will thereupon cease.

                  2.2. Filing of Certificate of Merger/Effective Time. On the Closing Date, as soon as practicable after satisfaction or waiver of all conditions to the Merger, Sub and Intergen shall cause a Certificate of Merger complying with the requirements of the DGCL and the DRULPA to be filed with the Secretary of State of the State of Delaware ("Certificate of Merger"). The Merger will become effective upon the filing of the Certificate of Merger, or at such later time as shall be specified in the Certificate of Merger ("Effective Time").

                  2.3. Effect of Merger. The Merger will have the effects specified in the DGCL and the DRULPA. Without limiting the generality of the foregoing:

                           (a) Sub will be the surviving entity in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Sub and all of its rights, privileges, powers and franchises, public as well as private, and all of its debts, liabilities and duties as a corporation organized under the DGCL, will continue unaffected by the Merger.

                           (b) The certificate of incorporation and bylaws of Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation, until amended in accordance with applicable law.

                           (c)      The directors and officers of Sub
         immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's certificate of incorporation and bylaws and the DGCL.

                  2.4. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Intergen, or (ii) otherwise carry out the purposes of this Agreement, Intergen and its officers and Partners shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (y) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Intergen or (z) otherwise carry out the purposes of this Agreement, in all cases consistent with the terms of this Agreement.

                  2.5. Conversion of Partnership Interests. Subject to the provisions of Section 2.6, at the Effective Time all Partnership Interests, without any further action on the part of Sub, Serologicals, Intergen or of any holder of any Partnership Interest, shall be converted into the right to receive in the aggregate:

                           (a) an amount equal to the (i) the Merger Consideration less (ii) the aggregate of (A) the Project Cost, (B) the Termination Payments, (C) the Debt Repayment, (D) the Advisor Fees, and (E) one half of the fees to be paid to the Escrow Agent (as defined in the Escrow Agreement) upon execution of the Escrow Agreement as set forth in Exhibit B to the Escrow Agreement (the "Escrow Fees"); and

                           (b) the earnout payments (if any) to be paid pursuant to and as set forth in the Earnout Agreement (the "Earnout Payments"),

allocated among the General Partner and limited partners in the aggregate in accordance with Schedule 3.1(e)(ii) with such amounts allocated to the limited partners being distributed among such limited partners in accordance with the limited partners' percentage ownership set forth on Schedule 3.1(e)(i).

                  2.6. Closing Payments. At Closing, Serologicals shall pay:

                           (a) subject to the provisions of Section 2.8, to each holder of Partnership Interests (any such holder being a "Partner") (or such other person as such holder shall designate in writing) such holder's portion (determined in accordance with the allocation shown on Schedule 3.1(e)(ii)) of an amount equal to (i) the Merger Consideration less (ii) the aggregate of (A) the Project Cost,
         (B) the Termination Payments, (C) the Debt Repayment, (D) the Advisor Fees, and (E) one half of the Escrow Fees;

                           (b) to the entities named in Schedule 8.7, the amount required to effect the Debt Repayment;

                           (c) to those persons named on Schedule 1.1(ee), the Termination Payments in the amounts set forth on Schedule 1.1(ee);

                           (d) to those advisors, investment bankers, attorneys, accountants, or other agents of any Partner or any Intergen Entity identified by Intergen or the General Partner to Serologicals, in writing not less than two days prior to Closing, such amount of Advisor Fees (as hereinafter defined) as set forth in such writing, for the account of Intergen and the Partners; and

                           (e)      to the Escrow Agent, the Escrow Fees.

                  2.7.     Allocation of Purchase Price.

                           (a) In determining the amounts realized by Intergen and Serologicals' cost basis in the assets of Intergen acquired pursuant to the Merger and for all purposes under Section 1060 of the Code, the parties shall use the agreed upon fair market values of such assets as agreed to in writing by Serologicals and Intergen prior to closing. In the event that Intergen and Serologicals are unable to agree on the fair market value of the assets of Intergen acquired pursuant to the Merger, Serologicals and Intergen shall engage PricewaterhouseCoopers LLP (the "Accounting Firm") to make such determination (the final determination of the fair market value of the assets pursuant to this Section 2.7 being referred to as the "Allocation"). The Accounting Firm shall determine the fair market value of the assets in a manner that the Accounting Firm deems appropriate, based on the professional judgment of the Accounting Firm. The determination by the Accounting Firm shall be final and binding on each of the parties hereto. The cost of the Accounting Firm shall be borne equally by Serologicals and Intergen, with Intergen's half of such fees being deemed Advisor Fees within the meaning of
         Section 12.7 of this Agreement.

                           (b) Serologicals and the General Partner agree to report an allocation of the Merger Consideration and the Earnout Payments (if any) in a manner consistent with the Allocation, and agree to act in accordance with the Allocation in the preparation and filing of Tax Returns (including, without limitation, the filing of Form 8594 with its U.S. Federal income tax return for the taxable year that includes the date of Closing) and in the course of any Tax audit, Tax review or Tax litigation relating thereto.

                  2.8. Section 116. Notwithstanding anything in this Agreement to the contrary, Serologicals shall withhold from the payment of the Merger Consideration to be made pursuant to Section 2.6(a) an amount (the "Canadian Tax Withholding Amount") equal to 25% of the portion of the Merger Consideration to be allocated to the shares of Intergen Biomanufacturing Corporation ("IBC"). Serologicals agrees that it will not remit the Canadian Tax Withholding Amount to the Canadian Tax authority prior to the day (the "Remittance Day") that is the thirtieth day of the first calendar month immediately following the Closing Date (as hereinafter defined). If Serologicals, receives prior to the business day immediately preceding the Remittance Day, the purchaser's copy of a certificate issued under Section 116 of the ITA (as hereinafter defined) with respect to the disposition of the shares of IBC in a form and substance satisfactory to Serologicals, Serologicals shall forthwith deliver the Canadian Tax Withholding Amount in the manner provided in Section 2.6(a).

                  2.9. Determination of Project Cost. Not less than two Business Days prior to the Closing Date, Serologicals and Intergen shall agree upon the amount required to complete the construction, commissioning and equipping of the Project. Such amount shall be determined by subtracting from Cdn $16,418,141 the amount of any payments (inclusive of any amounts representing Canadian value added tax refundable to Intergen as a result of such payments) made by Intergen through the Closing Date with respect to the construction, commissioning and equipping of the Project.

                  2.10. Earnout Technologies. In connection with the Merger, and without any further action on the part of Sub, Serologicals, Intergen or any Partner, the Earnout Technologies (as defined in the Earnout Agreement) shall be transferred, at the Effective Time, directly in the Surviving Corporation, to the extent such Earnout Technologies are directly owned by Intergen (or any entity owned by Intergen that is disregarded entity for US federal tax purposes) prior to the Effective Time, as a result of the provisions of Section 259 of the DGCL and Section 17-211 of the DRULPA in consideration for the right to receive Technology Earnout Payments (as defined in the Earnout Agreement). For the avoidance of doubt, Surviving Corporation shall own all rights, title and interest in the Earnout Technologies at the Effective Time, notwithstanding whether any Technology Earnout Payments have been or will be made. The provisions of this Section 2.10 shall not in any manner amend, modify, limit, or extend the provisions of any other Section of this Agreement, including, without limitation, Section 2.3 or the provisions of
Section 259 of the DGCL or Section 17-211 of the DRULPA.

         3. REPRESENTATIONS AND WARRANTIES REGARDING INTERGEN. Intergen hereby represents and warrants to Serologicals and Sub as follows.

                  3.1.     Organization, Power and Authority.

                           (a) Intergen is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware. Schedule 3.1(a) sets forth an accurate and complete list of all Intergen Entities and their states or places of incorporation or organization. Each Intergen Entity is duly organized, validly existing and in good standing under the laws of its state or place of incorporation or organization. Each Intergen Entity has all requisite or other power and authority to carry on and conduct its respective business as it is now being conducted and to own or lease its respective properties and assets, and, except as set forth on
         Schedule 3.1(a), is duly qualified and in good standing in every state of the United States or province of Canada in which the conduct of its respective business or the ownership of such properties and assets requires it to be so qualified. A list of counties, states and countries in which each Intergen Entity currently conducts or, in the past five years, has conducted business is set forth on Schedule 3.1(a). Intergen is the beneficial and record holder of all of the issued and outstanding capital stock or other equity interests of each Intergen Entity, other than Intergen.

                           (b) Except as set forth on Schedule 3.1(b), no Intergen Entity has any interest, direct or indirect, or commitment to purchase any interest, direct or indirect, in any corporation or in any partnership, joint venture or other business enterprise or entity.

                           (c) Attached hereto as Schedule 3.1(c) is a correct and complete copy of the Partnership Agreement, which reflects all amendments made thereto at any time before the date hereof. Intergen has delivered or made available to Serologicals copies of the minutes of the meetings of the partners of Intergen which are the complete, true and correct records of partners' meetings and reflect all transactions required to be contained in such records, pursuant to the applicable provisions of the DRULPA and the Partnership Agreement. Intergen has also delivered or made available to Serologicals true and correct copies of all articles of incorporation, charters, bylaws and similar governing documents and all minutes for all meetings of directors, stockholders and similar interest holders for each Intergen Entity.

                           (d) The current officers of the Intergen Entities are listed on Schedule 3.1(d).

                           (e) The current partners of Intergen together with their respective Partnership Interests are listed on Schedule 3.1(e)(i). The General Partner is the sole general partner (within the meaning of the Partnership Agreement and the DRULPA) of Intergen and the Limited Partners are limited partners (within the meaning of the Partnership Agreement and the DRULPA) holding more than 50% of the interest of all the limited partners of Intergen in the profits of Intergen. The General Partner has acted and will continue to act as the Tax Matters Partner (as defined in the Code) of the Intergen.
         Schedule 3.1(e)(ii) sets forth the appropriate allocation of the Merger Consideration and the Earnout Payments to the General Partner and limited partners in the aggregate and the amounts allocated to the limited partners are distributed among such limited partners in accordance with the limited partners' percentage ownership set forth on Schedule 3.1(e)(i).

                           (f) Subject to receipt of approvals described on Schedule 3.1(f), Intergen has all requisite limited partnership power and authority to enter into this Agreement and each other document contemplated hereby to be executed by Intergen.

         Except as set forth on Schedule 3.1(f), the execution, delivery and performance of this Agreement by Intergen and the consummation by Intergen of the transactions contemplated herein have been duly authorized by all necessary limited partnership action on the part of Intergen and the Partners. This Agreement and each other document contemplated hereby have been (or when executed, will be) duly executed and delivered by Intergen and constitute, or when executed and delivered by Intergen (assuming that each other party thereto executes and delivers such agreements) will constitute, the legal, valid and binding agreement of Intergen, enforceable against Intergen in accordance with its terms except as such enforceability may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights and by judicial discretion in the enforcement of equitable remedies.

                  3.2. No Conflict. Except as set forth on Schedule 3.2, the execution and delivery of this Agreement by Intergen, the consummation of the transactions contemplated herein by Intergen, and the performance of the covenants and agreements of Intergen contained herein will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of the Partnership Agreement or any governing documents of any Intergen Entity, (ii) violate or conflict with any option, right of first refusal or any similar right to purchase any Partnership Interest or any other interest in Intergen, (iii) violate, conflict with or result in a breach or default or loss of rights under, result in, cause or create any liability, reassessment or revaluation of assets, or Lien pursuant to or cause the termination or acceleration of or give any third party the right to modify, terminate, or accelerate any obligation under any term or condition of any indenture, mortgage, lease, loan agreement, license, permit, contract, agreement or instrument to which any Intergen Entity, is a party or by which any Intergen Entity, or any of their respective properties may be bound, (iv) violate or conflict with any law, ordinance, rule, order, judgment, decree or ruling of any Governmental Authority applicable to any Intergen Entity or any of their respective assets or properties, (v) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any assets or properties of Intergen, or (vi) except for approval pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), require any authorization, consent, approval, exemption, or other action by or notice or declaration to or filing with, any court or administrative or other governmental body or agency.

                  3.3. Partnership Interest. Schedule 3.1(e)(i) sets forth a complete and accurate listing of all general and limited partners of Intergen or any other Person with any equity or other interest in Intergen. Except as set forth on Schedule 3.3 and except for this Agreement, no Intergen Entity is bound by any subscriptions, options, warrants, calls, contracts, demands, commitments, understandings or other agreements requiring any Intergen Entity to issue or entitling any person or entity to acquire any additional Partnership Interests or other equity interest in any Intergen Entity, including any right of conversion or exchange under any outstanding security or other instrument, and under which any Intergen Entity is obligated to issue any equity or similar interest for any purpose. Other than as described on Schedule 3.3, no former or present holder of any Partnership Interests, any interest therein or any capital stock or equity interest of any Intergen Entity has any legal claim against Intergen based on any issuance, sale, purchase, redemption or involvement in any transfer of any Partnership Interest by Intergen or capital stock or equity interest in any Intergen Entity. Intergen does not have outstanding any obligations to repurchase, redeem or otherwise acquire any outstanding Partnership Interest.

There are no voting trusts, proxies or any other similar agreements or understandings with respect to the Partnership Interests.

                  3.4. Transfer Claims. No prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or kind with respect to any Partnership Interest or any capital stock or other equity interest in any Intergen Entity (including shares, offers, options, warrants or debt convertible into Partnership Interests) of Intergen has given or would reasonably be likely to give rise to any valid claim or action by any person which is enforceable against Intergen, and no fact or circumstance exists which would reasonably be likely to give rise to any such right, claim or action on behalf of any person. With respect to all issuances, transfers or purchases of Partnership Interests, all have been performed in compliance with all applicable agreements and all applicable laws, including federal and state securities laws, none have been in violation of any pre-emptive or similar right and all Taxes thereon have been paid.

                  3.5. Financial Statements. Schedule 3.5 contains Intergen's audited consolidated balance sheets as of December 31, 1999 and December 31, 2000 and the related audited consolidated statements of operations, statements of partners' equity and statements of cash flows for the years ended December 31, 1999 and December 31, 2000 (the "Audited Financial Statements"), and Intergen's unaudited consolidated balance sheet dated as of September 30, 2001 (the "Interim Balance Sheet Date"), and the related unaudited consolidated statement of operations and statement of cash flows for the nine month period ending on September 30, 2001 (the "Interim Financial Statements" and, together with the "Audited Financial Statements," collectively the "Financial Statements"). The Audited Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position of Intergen as of the dates thereof, and the related results of its consolidated operations and its consolidated cash flows for the years then ended. The Interim Financial Statements have been prepared in accordance with GAAP (subject to the absence of footnote disclosure and year-end adjustments, which will not be material either individually or in the aggregate, except as disclosed on Schedule 3.5), and present fairly, in all material respects, the consolidated financial position of Intergen as of September 30, 2001, and the related results of its consolidated operations and its consolidated cash flows for the nine month period then ended, and are based on Intergen's books and records which have been kept, and such Interim Financial Statements have been prepared, in accordance with Intergen's historical accounting methods, consistently applied. The balance sheet as of December 31, 2000, included in the Audited Financial Statements is referred to herein as the "Audited Balance Sheet" and the unaudited balance sheet as of September 30, 2001 included in the Interim Financial Statements is referred to herein as the "Interim Balance Sheet."

                  3.6. No Undisclosed Liabilities. Except as and to the extent reflected and adequately reserved against in the Interim Balance Sheet or as shown on Schedule 3.6, as of the Interim Balance Sheet Date, no Intergen Entity had any debts, liabilities or obligations whatsoever, (whether accrued, absolute, contingent or otherwise whether or not known, whether due or to become due and regardless of when asserted) arising out of or relating to the operation of the Business. Since the Interim Balance Sheet Date, no Intergen Entity has incurred any debts, liabilities or obligations whatsoever, except for debts, liabilities and obligations incurred in the Ordinary Course of Business or as reflected on Schedule 3.6.

                  3.7.     No Violation of Law; Required Licenses and Permits.

                           (a) Except with regard to environmental and occupational health and safety matters, which are addressed exclusively in Section 3.18 below, the conduct of the Business of each Intergen Entity has not, since January 1, 1996, violated, and as presently conducted does not violate, any federal, state, local or foreign laws, rules, regulations or ordinances, or judgments, injunctions, writs, decrees, orders or guidance documents and memos of any Governmental Authority, having the force of law, applicable to the Intergen Entities, including, but not limited to, the Department of Transportation, the Health Care Financing Administration and the United States Food and Drug Administration ("FDA") (collectively, the "Orders") nor has any Intergen Entity received any notice of any such violation which remains outstanding except for those violations listed on Schedule 3.7. No Intergen Entity is subject to any Order currently in effect.

                           (b) Except as set forth on Schedule 3.7 and with regard to environmental and occupational health and safety matters, which are addressed exclusively in Section 3.18 below, each Intergen Entity possesses all licenses, permits, consents, authorizations, registrations and approvals of, with or from all Governmental Authorities that have jurisdiction over it ("Licenses"), including all export licenses, FDA Master Files, QPP Certificates or approvals and occupancy, fire, business and other permits from local officials, and is in compliance, in all material respects, with the terms thereof. Schedule 3.7 sets forth a complete and accurate list of all such Licenses and includes copies of all QPP Certificates.

                           (c) Each Intergen Entity has adhered, in all material respects, to standard operating procedures accepted by the FDA (or, if applicable, any equivalent Governmental Authority in any jurisdiction outside the United States) and required by its customers (copies of which standard operating procedures have previously been delivered to Serologicals) and has properly tested and/or secured appropriate testing of all blood and plasma products necessary for the conduct of its Business. Schedule 3.7 includes a true, correct and complete copy of all recall letters, warning letters and "483s" received by any Intergen Entity since January 1, 1999.

                  3.8.     Personal Property.

                           (a) Schedule 3.8(a) sets forth a complete and accurate list of all personal property used in the operation of the Business and that has a fair market or book value, on an individual basis, in excess of $50,000.

                           (b) Each Intergen Entity has good and valid title to or a valid leasehold interest in all the tangible and intangible properties and assets used in the operation of the Business which are shown or reflected on the Interim Balance Sheet (except for assets sold after the date thereof in the Ordinary Course of Business), free and clear of all Liens, except Permitted Liens and liens set forth on Schedule 3.8(b)(i). The financing statements described in Schedule 3.8(b)(ii) relate to personal property that is no longer owned by any Intergen Entity or loans and other obligations of Intergen Entities pursuant to which no Intergen Entity has any current or continuing obligation.

                           (c) All of the assets and properties used in the operation of the Business are in reasonably good condition and repair, normal wear and tear excepted (other than machinery and equipment under repair or out of service in the Ordinary Course of Business). All assets and properties exclusive of inventory or raw materials in transit used in the operation of the Business are in the Intergen Entities' possession or control, and no other person is entitled to possession of any such properties and assets, except pursuant to Permitted Liens and as reflected on Schedules 3.8(b)(i) or
         3.11. Schedule 3.8(c) sets forth the location of any assets or properties used in the operation of the Business that are not located on the premises of the principal business operations of the Intergen Entities.

                           (d) Except as set forth in Schedule 3.8(d), there are no existing agreements, options, commitments or rights with, of or to any person to acquire any of the Intergen Entities' assets, properties or rights or any interests therein other than in the Ordinary Course of Business.

                  3.9.     Real Property.

                           (a) Schedule 3.9(a) sets forth the address of each piece of real property (the "Leased Real Property") leased by any Intergen Entity and a list of all leases, subleases, amendments, extensions, renewals and guaranties with respect thereto for each Leased Real Property to which any Intergen Entity is party (the "Real Property Leases"). Intergen has delivered or made available to Serologicals a true and complete copy of each written Real Property Lease and in the case of any oral Real Property Lease, a written summary of the terms thereof. With respect to each Real Property
         Lease:

                                    (i)      each Real Property Lease is
                  legally valid, binding, enforceable and in full force and effect with respect to the applicable Intergen Entity, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and by general principles of equity that restrict the availability of equitable remedies;

                                    (ii)     no Intergen Entity is, and to the
                  knowledge of Intergen no other party to the Real Property Leases is, in material breach or default under the Real Property Leases beyond applicable cure periods and no event has occurred and no circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under any Real Property Lease;

                                    (iii)    no Intergen Entity that is a party
                  to any Real Property Lease has repudiated any term thereof, and to the knowledge of Intergen, no other party to any Real Property Lease has repudiated any term thereof, and, to Intergen's knowledge, there are no material disputes in effect with respect to any Real Property Lease;

                                    (iv)     no Intergen Entity has assigned,
                  subleased, mortgaged, deeded in trust or otherwise transferred or encumbered any Real Property Lease or any interest therein, except as set forth in Schedule 3.9(a) or pursuant to a Permitted Lien; and

                                    (v)      the applicable Intergen Entity has
                  been in peaceable possession of the premises covered by each of the Real Property Leases since the date it acquired its interest in the lease.

                           (b) Schedule 3.9(b) sets forth a complete and accurate legal description of all real property owned by any Intergen Entity (which together with all buildings and improvements located thereon is herein referred to as the "Owned Real Property"). Except as set forth in Schedule 3.9(a), the applicable Intergen Entity beneficially owns and is the registered and beneficial owner of good and marketable fee simple title to the Owned Real Property free and clear of all Liens, tenancies, licenses and adverse or other rights of possession, and subject only to Permitted Liens.

                                    (i)      Neither the Owned Real Property
                  nor any interest of any Intergen Entity in the Owned Real Property is subject to any outstanding agreement of sale, option, right of first refusal or other rights of third parties to acquire any interest therein, except as set forth at Schedule 3.9(b)(i).

                                    (ii)     Except with regard to
                  environmental and occupational health and safety matters, which are addressed exclusively in Section 3.18 below, the Owned Real Property, and all present uses and operations thereof, complies in all material respects with all applicable zoning, land-use, building, fire, labor, subdivision and other local, state, provincial or federal laws, ordinances, regulations, by-laws, orders, decrees and other requirements, having the force of law, of all applicable Governmental Authorities or courts and all deed or other title covenants and restrictions applicable to the Owned Real Property. No Intergen Entity has made any application or agreement with any Governmental Authority with respect to any variance or exception from zoning, building or other local, state or federal law, ordinance, regulation or other similar requirement.

                                    (iii)    Intergen has delivered or made
                  available to Serologicals true and complete copies of all engineering and architectural reports, test results, inspection reports, maintenance plans, specifications, surveys, and other documents relating to the Owned Real Property that are in the actual possession or control of Intergen.

                                    (iv)     There are no outstanding and
                  unpaid impact fees or other charges in connection with any development of or otherwise related to the Owned Real Property; there are not pending or, to Intergen's knowledge, threatened any special assessments or obligations for roads, services and other improvements with respect to the Owned Real Property or any part thereof; and, there is not pending or, to Intergen's knowledge, threatened any condemnation, expropriation, requisition (temporary or permanent) or similar proceeding with respect to the Owned Real Property or any part thereof.

                                    (v)      To Intergen's knowledge, all
                  water, sewer, electric, gas, telephone, and storm water and drainage facilities and all other utilities required by local, state, provincial or federal law, ordinance, regulation, by-law or other requirement and in the normal operation of all completed buildings and other improvements located on the Owned Real Property are available and are installed across public property or valid registered or recorded easements to the property lines of the Owned Real Property, are all connected with valid permits, and are adequate to service the Owned Real Property for its current use. All permits and connection fees that are currently due and payable are fully paid or accrued, and there are no such amounts that are deferred or payable under future installments. All of the Owned Real Property has legally enforceable access and, to Intergen's knowledge, all points of access, both pedestrian and vehicular, to and from public roads currently used at the Owned Real Property are commercially adequate for the current use and operation of the Owned Real Property in and in accordance with all applicable local, state, provincial or federal laws, ordinances, regulations, orders, decrees and other requirements of applicable Governmental Authorities and, to Intergen's knowledge, there is no existing fact or condition that would currently result, or with the passage of time or the giving of notice, or both, would result, in the termination of such utility services or of such access.

                                    (vi)     Except with regard to environmental
                  and occupational health and safety matters, which are addressed exclusively in Section 3.18 below, (i) all licenses, building and other permits, certificates of use and occupancy, including (but not limited to) underwriters certificates relating to electrical work, all other building, safety, fire and health certificates, approvals and permits, and all other authorizations, consents, permits, licenses and other approvals of all Governmental Authorities (the "Real Estate Permits"), have been obtained as presently required by all Governmental Authorities having jurisdiction over the Owned Real Property in connection with any construction, renovations, expansions, or other improvements at such Owned Real Property (including, without limitation, the Project) and in connection with the present use and operation of such Owned Real Property, (ii) the Real Estate Permits are in full force and effect and there exists no material violation that remains uncured, (iii) each Intergen Entity is in compliance, in all material respects, with all terms and conditions of any Real Estate Permits, and (iv) no action or proceeding relating to the Real Estate Permits is pending or, to Intergen's knowledge, threatened, which may result in revocation or cancellation of a Real Estate Permit.

                                    (vii)    Except with regard to
                  environmental and occupational health and safety matters, which are addressed exclusively in Section 3.18 below,
                  Schedule 3.9(b)(vii) sets forth a complete list of all material Contracts pertaining to the ownership, use, management or operation of the Owned Real Property. No Intergen Entity is in default in any material respect with respect to any of such

                  Contracts, nor are there any facts or circumstances that with the passage of time or the giving of notice, or both, would constitute or result in any such default.

                                    (viii)   Except with regard to
                  environmental and occupational health and safety matters, which are addressed exclusively in Section 3.18 below, within the immediately preceding twelve (12) month period, Intergen has not received written notice of any actual, threatened or imminent changes in the present zoning of any of the Owned Real Property or any part thereof or any restrictions, limitations or regulations issued, and Intergen has not received written notice of any such changes being proposed or under consideration by any Governmental Authorities having or asserting jurisdiction over the Owned Real Property or the ownership thereof. To Intergen's knowledge, no sewer moratorium or like governmental order is in effect with respect to any of the Owned Real Property.

                                    (ix)     There are no ad valorem Tax, land
                  transfer Tax or other property Tax protests, appeals, reassessments or other proceedings pending or, to Intergen's knowledge, threatened against the Owned Real Property.

                                    (x)      No portion of the Owned Real
                  Property is located within any flood plain or subject to any similar type of restriction for which any permits or licenses necessary to the use thereof have not been obtained.

                                    (xi)     To Intergen's knowledge, no fact
                  or circumstance exists that would prevent Serologicals from operating the Owned Real Property after the Closing in the manner in which such Owned Real Property is currently being used and operated in all material respects.

                                    (xii)    Other than as set forth on
                  Schedule 3.9(b)(xii), to Intergen's knowledge, the Owned Real Property contains no material defects in the design or construction of improvements or the structural, mechanical, or physical portions (including roofs) at, on or of the Owned Real Property.

                                    (xiii)   As of the Closing Date, other than
                  the Project, any and all improvements to the Owned Real Property and any services provided by any person or entity and related to the Owned Real Property (the nonpayment of which could result in the imposition of a Lien upon Owned Real Property) will have been fully paid for by the relevant Intergen Entity or will be properly accrued in the accounting records of Intergen.

                                    (xiv)    No Intergen Entity has received a
                  work order, deficiency notice, notice of violation or similar communication from any Governmental Authority with respect to any of the Owned Real Property that has not been satisfied and no Intergen Entity has knowledge of any fact or circumstance that may give rise to the issuance thereof.

                  3.10.    Required Consents and Approvals.

                           (a) Except as set forth on Schedule 3.10(a), no consent or approval is required by virtue of the execution of this Agreement or the consummation of any of the transactions contemplated herein to avoid the violation or breach of, or the default under, or the creation of a Lien (other than a Permitted Lien) on any assets or properties pursuant to the terms of, any regulation, order, decree or award of any court or Governmental Authority or any lease, Contract, mortgage, note, license or any other instrument (other than an Immaterial Contract) to which any Intergen Entity is a party or to which its property or any of the Partnership Interests are subject (provided, however, that no representation is made with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended).

                           (b) All notices (the "Notices") that are required to be given to any Person under applicable law or pursuant to any Contract (other than an Immaterial Contract) or other obligation of an Intergen Entity or which is applicable in connection with the completion of the transactions contemplated by this Agreement are listed in Schedule 3.10(b) (provided, however, that no representation is made with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended). Except for the Notices, no notice is required to be delivered to any Person in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit any of the Intergen Entities to carry on the Business after the Closing as the Business is currently carried on by the Intergen Entities (provided, however, that no representation is made with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended).

                  3.11. Indebtedness for Borrowed Money; Security Arrangements. Schedule 3.11 sets forth a complete and accurate list of all instruments or other documents, to which any Intergen Entity is a party, relating to any Intergen Entity's indebtedness for borrowed money, capitalized lease obligations, lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit, conditional sales Contracts, chattel mortgages and other security arrangements, in each case with respect to personal property used or owned by any Intergen Entity. Except as set forth on
Schedule 3.11, no loan payable by any Intergen Entity provides for any prepayment penalty or premium, and all such loans may be prepaid by such Intergen Entity at its election. No letter of credit, payment or performance bond or similar instrument securing any Intergen Entity's performance of its obligation is outstanding.

                  3.12.    Intellectual Property.

                           (a) The Intergen Entities own or have the right to use pursuant to license, sublicense, agreement, or permission all Proprietary Rights necessary for the operation of the Business.
         Schedule 3.12(a) sets forth a list of all registered patents, registered and unregistered trademarks, trade names, service marks, assumed names, copyrights and all applications therefor owned, filed or licensed to any of the Intergen Entities. Except as described in
         Schedule 3.12(a), each item of Proprietary Rights owned or used by the Intergen Entities immediately prior to the Closing hereunder will be owned or available for use by Serologicals on identical terms and conditions immediately subsequent to the Closing. The Intergen Entities have taken all necessary and desirable action to maintain and protect each item of Proprietary Rights that they own or use. With respect to each Proprietary Right required to be identified on Schedule 3.12(a):

                                    (i)      the Intergen Entities possess all
                  right, title, and interest in and to the item, free and clear of any Liens, license, or other restriction (other than Permitted Liens);

                                    (ii)     the item is not subject to any
                  outstanding injunction, judgment, order, decree, ruling, or charge;

                                    (iii)    no action, suit, proceeding,
                  hearing, investigation, charge, complaint, claim or demand is pending or, to Intergen's knowledge, threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                                    (iv)     none of the Intergen Entities has
                  ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                           (b) To Intergen's knowledge, , except as set forth on Schedule 3.12(b), (i) no Intergen Entity has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of third parties, and none of the officers (and employees with responsibility for Proprietary Rights matters) of the Intergen Entities has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any Intergen Entity must license or refrain from using any intellectual property rights of any third party) and (ii) no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of any Intergen Entity.

                           (c) Schedule 3.12(c) identifies each license, sublicense agreement, or other permission that any Intergen Entity has been granted by, or has granted to, any third party with respect to any Proprietary Rights (together with any exceptions). Intergen has delivered or made available to Serologicals correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Serologicals correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.

                           (d)      Schedule 3.12(d) identifies each
         Proprietary Right that any third party owns and that any Intergen Entity uses pursuant to a license, sublicense, agreement, or permission and identifies each such license, sublicense, agreement or permission. Intergen has delivered or made available to Serologicals correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Proprietary Rights required to be identified on Schedule 3.12(d) and subject to the receipt of any relevant consents as set forth on Schedule 3.10:

                                    (i)      the license, sublicense,
                  agreement, or permission covering the item is legal, valid, binding and enforceable against Intergen and, to Intergen's knowledge, the other party or parties thereto, and in full force and effect;

                                    (ii)     the license, sublicense,
                  agreement, or permission will continue to be legal, valid, binding and enforceable against Intergen and, to Intergen's knowledge, the other party or parties thereto, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                                    (iii)    no Intergen Entity is, and to
                  Intergen's knowledge, no other party to the license, sublicense, agreement, or permission is, in breach or default, and, to Intergen's knowledge, no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                    (iv)     no Intergen Entity has, and to
                  Intergen's knowledge, no other party to the license, sublicense, agreement, or permission has, repudiated any provision thereof;

                                    (v)      with respect to each sublicense,
                  to Intergen's knowledge, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

                                    (vi)     the underlying item of Proprietary
                  Rights is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge to which any Intergen Entity is a party nor, to Intergen's knowledge, to which any other person claiming an interest therein is a party;

                                    (vii)    no action, suit, proceeding,
                  hearing, investigation, charge, complaint, claim, or demand is pending or, to Intergen's knowledge, threatened which challenges the legality, validity, or enforceability of the underlying item of intellectual property; and

                                    (viii)   no Intergen Entity has granted any
                  sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                  3.13.    Inventory/Product Warranty.

                           (a) The inventory of the Intergen Entities consists of raw material and supplies, manufactured and purchased parts, goods in process, and finished goods, none of which is slow-moving (and that requires a reserve that has not been taken), obsolete, damaged, or defective, subject only to the reserve for inventory written down and set forth on the face of the Interim Balance Sheet (rather than in the notes). The amount at which the inventory of the Intergen Entities is carried on the Interim Balance Sheet fairly represents, in all material respects, the cost (or market value, if lower) of such inventory as determined in accordance with GAAP.

                           (b) None of the Intergen Entities has any liability or obligation (and, to Intergen's knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability or obligations) for replacement of any product manufactured, sold, leased or delivered by any Intergen Entity or damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Interim Balance Sheet (rather than in the notes). No product manufactured, sold, leased or delivered by any Intergen Entity is subject to any guaranty, warranty or other indemnity beyond Intergen's standard terms and conditions, which are fully and accurately set forth on Schedule 3.13(b).

                           (c) No Intergen Entity has any liability or obligations (and, to Intergen's knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability or obligation) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any Intergen Entity.

                  3.14. Notes and Accounts Receivable. All notes and accounts receivable of the Intergen Entities are (a) reflected properly on the Interim Financial Statements and (b) valid receivables subject to no valid setoffs or counterclaims. The allowance for doubtful accounts set forth on the Interim Balance Sheet was calculated in accordance with past practice and is adequate in light of all known facts and circumstances having a bearing on the collectibility of the accounts and notes receivable of the Intergen Entities.

                  3.15. Legal Proceedings. Except as set forth on Schedule 3.15, and with respect to environmental and occupational health and safety matters, which are addressed exclusively in Section 3.18 below, there are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of Intergen, threatened against, relating to or involving any Intergen Entity or any of its officers, directors or Partners, in their capacities as officers, directors or partners of Intergen or any Intergen Entity, before any court, arbitrator or administrative or governmental body. None of such suits, actions, claims, proceedings or investigations, if finally determined adversely, are reasonably likely, individually or in the aggregate, to have a material adverse effect on the assets, liabilities, results of operations or financial condition of the Business or the ability of Intergen or the General Partner to perform their respective obligations hereunder. No Intergen Entity is subject to, and no Intergen Entity has received any notice that it may be subject to, any judgment, decree, injunction, rule or order of any court. No Intergen Entity is subject to, nor has any Intergen Entity received any notice that it may be subject to, any governmental restriction that is reasonably likely to have a material adverse effect on the assets, liabilities, results of operations or financial condition of the Business.

                  3.16.    Employee Benefit Plans.

                           (a)      Except for such payments set forth on
         Schedule 1.1(ee), Schedule 3.16 sets forth a complete and accurate list of all plans, programs, agreements, arrangements, commitments, policies or understandings of any kind (whether written or oral) providing compensation, remuneration or benefits of any kind or description whatsoever (whether current or deferred and whether paid in cash or in kind) to, or on behalf of, any present or former officer, manager, director, or employee (or any of their dependents) of any Intergen Entity or any predecessors in interest thereto, that are currently in effect or as to which any Intergen Entity has any liability, duty or obligation whatsoever, including, but not limited to, any employment, consulting or collective bargaining agreement and any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (all such plans, programs, agreements, arrangements, commitments, policies and understandings shall be referred to collectively as the "Employee Benefit Plans"). Except as set forth on Schedule 3.16, all of the Employee Benefit Plans are currently in effect. All welfare plans providing or offering benefits to retirees and all retirement plans intended to be qualified under Section 401(a) of the Code are separately identified on Schedule 3.16. None of the Employee Benefit Plans, other than plans maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens, are "multiemployer plans" as defined in Section 3(37) and Section 4001(a)(3) of ERISA and neither the Intergen Entities nor any ERISA Affiliate of the Intergen Entities has at any time established or maintained, or has at any time been obligated to make, or made, contributions to or under any multiemployer plan established pursuant to ERISA or any comparable federal, provincial or local law. Except as set forth on Schedule 1.1(ee) and except for the payments to be made to Bruno Biberon pursuant to the letter agreement dated October 10, 2001 (the "Biberon Agreement"), no Intergen Entity is obligated to pay any amount to any employee with respect to (i) the termination of his or her employment following a change-of-control of any Intergen Entity; (ii) a bonus based on the consummation of the Merger or the value or amount of the Merger Consideration; or (iii) a bonus based on his or her continuation of his or her employment with any Intergen Entity pending or after the consummation of the Merger.

                           (b) Except as set forth on Schedule 3.16, (i) each Intergen Entity has complied, in all material respects, with all of its obligations with respect to all Employee Benefit Plans, including the payment of all contributions required or due to be paid, the satisfaction of all reporting and disclosure requirements to federal, state, provincial and local governments and governmental agencies and to all Employee Benefit Plan participants and beneficiaries, and the payment or accrual of all expenses for all periods, including the period between the end of the previous plan year and the date hereof; (ii) the Employee Benefit Plans have been established, maintained, invested, and administered in compliance in all material respects with their respective terms and with all applicable laws, regulations and administrative requirements; (iii) the levels of insurance reserves and accrued liabilities with regard to the Employee Benefit Plans are reasonable and are sufficient to provide for all incurred but unreported claims and any retroactive premium adjustments; (iv) the assets of all the Employee Benefit Plans that are required under applicable laws to be held in trust (or other form of funding vehicle which is separate and apart from the general assets of the applicable Intergen Entity) are in fact so held, and the assets of each such Employee Benefit Plan equal or exceed the liabilities of each such plan; (v) the liabilities of each Employee Benefit Plan are properly and accurately reported on the Financial Statements; (vi) the assets of each Employee Benefit Plan are reported at their fair market value on the books and records of each plan or the related trust; and (vii) each Employee Benefit Plan intended to qualify under

         Section 401(a) of the Code is, and has been, so qualified and has received a favorable determination letter from the Internal Revenue Service on the current form of the plan stating that such plan is so qualified.

                           (c)      Intergen has furnished or made available to
         Serologicals: (i) a correct, complete and current copy of (A) each written Employee Benefit Plan and any amendments thereto together with any trust agreements or other contracts or agreements which are a part of such plan, and (B) with respect to each Employee Benefit Plan, all Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation rulings or determinations, all rulings or determinations from any comparable foreign agency or body; (ii) a complete written description of each unwritten Employee Benefit Plan;
         (iii) with respect to each Employee Benefit Plan, the ERISA summary plan description, if applicable, and any other summary of plan provisions provided to participants and beneficiaries; and (iv) the annual reports filed with the Department of Labor or the Internal Revenue Service for the most recent three plan years and the most recent financial statements, actuarial reports, and periodic accounting for related plan assets with respect to each Employee Benefit Plan (including copies of Forms 5500).

                           (d) Except as described on Schedule 3.16, (i) no Intergen Entity has any agreement, arrangement, commitment or understanding, whether legally binding or not, to create any additional benefit plan, program, policy or arrangement or to increase the rate of benefit accrual or contribution requirement under any of the Employee Benefit Plans; to modify, change or terminate any existing Employee Benefit Plan; or, except as specifically provided in any existing law, regulations, revenue rulings or revenue procedures, to continue any Employee Benefit Plan or any provision thereunder for any period of time; (ii) the Intergen Entities have the right pursuant to the terms of each Employee Benefit Plan and all agreements related to such plan unilaterally to terminate such plan (or its participation in such plan) or to amend the terms of such plan at any time without triggering a penalty or an obligation to make any additional contributions to such plan; and (iii) the Intergen Entities after the date hereof shall have substantially the same rights to unilaterally take such action as they did prior to the date hereof without triggering any penalty or any obligation to make any additional contributions to such plan.

                           (e) None of the Employee Benefit Plans is currently under audit or, to the knowledge of Intergen, investigation or review, by the Department of Labor, the Internal Revenue Service or any other United States federal or state Governmental Authority or any foreign Governmental Authority.

                           (f) Except as described on Schedule 3.16, there are no pending or, to Intergen's knowledge, threatened claims with respect to an Employee Benefit Plan (other than routine claims for benefits made in the ordinary course of plan operations) or with respect to the terms and conditions of employment or termination of employment of any employee or former employee of Intergen Entity.

                           (g) Except as set forth on Schedule 3.16, no Employee Benefit Plan is liable for any material amount of unpaid Taxes nor is any Intergen Entity liable for any material amount of unpaid Taxes with respect to any Employee Benefit Plan.

                           (h) Except as described in Schedule 3.16, the transactions contemplated by this Agreement will not result in any additional or accelerated payments to, or increase the vested interest of, any current or former officer, employee or director or their dependents under any Employee Benefit Plan.

                           (i) Except as described in Schedule 3.16, no Intergen Entity has any obligation to indemnify or hold harmless any person or entity in connection with any liability attributable to any acts or omissions by such person or entity with respect to any Employee Benefit Plan.

                           (j) Except as described on Schedule 3.16, no assets have been set aside in any trust or account (other than an account that is part of Intergen's general assets) to satisfy any obligations under any Employee Benefit Plan.

                           (k) Neither the Intergen Entities, any ERISA Affiliate, nor, to Intergen's knowledge, any fiduciary of any of the Employee Benefit Plans has incurred (and no facts exist that may be reasonably expected to cause an Intergen Entity, ERISA Affiliate or fiduciary to incur) any liability for any material amount of Tax, fine or penalty or funding or contribution obligation as a result of a violation of the Code, ERISA or other applicable law with respect to any Employee Benefit Plan or any plan of an ERISA Affiliate.

                           (l) Neither the Intergen Entities nor any ERISA Affiliate makes or has any obligation to make, or has made or had any obligation to make, either directly or indirectly (whether by reimbursing another employer or otherwise), contributions to any plan, program or arrangement, including a multiemployer plan, that is subject to Title IV of ERISA.

                           (m) Except as described on Schedule 3.16, compliance with the requirements of ERISA or the Code as in effect on the date hereof, or with any agreement, arrangement, commitment or understanding of any kind, will not result in any increase in the rate of benefit accrual or contribution requirement under any Employee Benefit Plan.

                  3.17.    Labor Relations. Except to the extent set forth on
Schedule 3.17:

                           (a) No Intergen Entity is a party to or is bound by any employment agreement, arrangement or understanding with any officer, manager, director or employee or any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, retainer, consultant, bonus, group insurance or other incentive or welfare contract, plan or arrangement with any officer, manager, director or employee. There are no agreements or arrangements on behalf of any officer, manager, director or employee providing for payment or other benefit to such person contingent upon the execution of this Agreement. There are no collective bargaining agreements to which any Intergen Entity is a party or is bound and there are no certifications issued by a labor board or tribunal with respect to any Intergen Entity.

                           (b) Since January 1, 1996, no Intergen Entity has experienced any organized slow down, work interruption, strike or work stoppage. There are no existing or, to Intergen's knowledge, threatened labor disputes, requests or applications for union representation. Since January 1, 1996, no Intergen Entity has failed to pay when due any wages, salaries, bonuses, commissions, benefits, taxes, penalties or assessments, owed to, or arising out of the employment of, any officer, managers, director or employee.

                           (c) There are no investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, family status, marital status, race, national origin, sexual preference, disability or veteran status) pending before the Equal Employment Opportunity Commission or any federal, state, provincial or local Governmental Authority against or involving any Intergen Entity with respect to such matters; nor, to the knowledge of Intergen, are any such complaints threatened.

                           (d) Schedule 3.17 sets forth a true and correct list of all employees employed by all Intergen Entities, together with their respective job titles, continuous service dates, compensation rates and accrued vacation and sick leave as of the most recent practicable date.

                           (e) To Intergen's knowledge, there is no, and there has not been any, condition or state of facts that may negatively affect the Intergen Entities' relations with their employees.

                           (f)      Each individual who has received
         compensation for the performance of services on behalf of any Intergen Entity has been properly classified as an "employee" or "independent contractor" in compliance with all applicable federal, state, provincial, or local laws. There has been no complaint, investigation or proceeding raised or brought relating to the classification of an individual as an "independent contractor" of any Intergen Entity.

                           (g) No Intergen Entity has taken any action that would constitute a "Mass Layoff" or "Plant Closing" within the meaning of WARN or would otherwise trigger notice requirements or liability under any state, provincial, or local plant closing notice law. No agreement, arbitration or court decision or governmental order in any way limits or restricts any Intergen Entity from relocating or closing any of its operations.

                           (h) No Intergen Entity has failed to pay when due any wages, salaries, bonuses, commissions, benefits, Taxes, penalties or assessments or other monies, owed to, or arising out of the employment of or any relationship or arrangement with, any officer, director, stockholder, manager, employee, sales representative, contractor, consultant or other agent.

                           (i) The Intergen Entities are in material compliance with all immigration laws relating to employment and have properly completed and maintained all applicable forms (including but not limited to I-9 forms) and, there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration laws pending or, to Intergen's knowledge, threatened before the Immigration and Naturalization Service, Human Resources Development Canada, or any federal, state, provincial or local Governmental Authority against or involving Intergen with respect to such matters.

                           (j) No Intergen Entity is and no Intergen Entity has, since January 1, 1996, been in violation, in any material respect, of any applicable local, state, provincial or federal labor, employment or wage law, ordinance, regulation, order or decree.

                  3.18. Environmental, Health and Safety Requirements. Except as set forth in Schedule 3.18:

                           (a) Each Intergen Entity, and their respective Affiliates and each piece of real property owned or occupied by them is in compliance, in all material respects, with and has at all times since January 1, 1996 complied, in all material respects, with all Environmental, Health and Safety Requirements.

                           (b) Without limiting the generality of Section 3.18(a), each Intergen Entity has obtained and complied with and is in compliance, in all material respects, with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of its facilities and the operation of its businesses; a list of all such licenses, permits and other authorizations is set forth on Schedule 3.18.

                           (c) No Intergen Entity, nor, to Intergen's knowledge, any of their respective predecessors, has received any written or oral notice, report or other information regarding any actual or alleged material violation of Environment, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent unliquidated or otherwise), including any investigatory, remedial, or corrective obligations relating to any of them or their facilities arising under Environmental, Health and Safety Requirements.

                           (d)      None of the following exists at any
         facility or property owned or operated by any Intergen Entity:

                                    (i)      underground storage tanks;

                                    (ii)     to Intergen's knowledge,
                  asbestos-containing material in any form or condition;

                                    (iii)    materials or equipment containing
                  polychlorinated biphenyls; or

                                    (iv)     landfills, surface impoundments or
                  disposal areas.

                           (e) None of the Intergen Entities, nor any of their respective Affiliates, nor, to Intergen's knowledge, any of their respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including, without limitation, any Hazardous Material, or owned or operated any property or facility (and no such property or facility is contaminated by any such Hazardous Material) in a manner that has given or would reasonably be likely to give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resource damage, or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended or any other Environmental, Health and Safety Requirements.

                           (f) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered," or "responsible property transfer" Environmental, Health and Safety Requirements or otherwise pursuant to Environmental, Health and Safety Requirements.

                           (g) Neither the Intergen Entities, nor any of their respective Affiliates, nor, to Intergen's knowledge, any of their respective predecessors has either expressly or by operation of law, assumed or undertaken any liability, including, without limitation, any obligations for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements.

                           (h) Except as disclosed on Schedule 3.18, none of the Intergen Entities nor, to Intergen's knowledge, any facility or property owned or occupied by them, has ever been subject to an audit, evaluation, assessment, review or study relating to compliance with Environmental, Health and Safety Requirements or the presence or release of Hazardous Materials.

                  3.19. Insurance Policies. Schedule 3.19 sets forth a complete and accurate list of all insurance policies in force naming any Intergen Entity or employees thereof as an insured or beneficiary or as a loss payable payee or for which Intergen has paid or is obligated to pay all or part of the premiums. All such policies are in full force and effect and no Intergen Entity is in default under the terms of such policies or has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each Intergen Entity is in compliance in all material respects with all conditions contained therein. Except as set forth on Schedule 3.19, all such policies that provide insurance against liability to third parties were written on an occurrence basis. There are no pending claims against such insurance as to which insurers are defending under reservation of rights or have denied liability and there exists no claim under such insurance that has not been properly filed. Except as set forth on
Schedule 3.19, during the past three years, no Intergen insurance policy has been canceled by any insurer and no application for insurance by Intergen has been rejected by any insurer.

                  3.20.    Contracts and Commitments.

                           (a) Except for (i) (1) Contracts for the purchase of services or goods by any Intergen Entity entered into in the Ordinary Course of Business that do not individually involve an amount in excess of $10,000 (treating each purchase order as a separate agreement) and that are reasonably expected to be fully performed within six months of their respective dates and (2) Contracts for the purchase of raw materials in the Ordinary Course of Business (collectively, the "Immaterial Contracts"), and (ii) Contracts listed on Schedules 3.9(a), 3.11, 3.12(c), 3.12(d), and 3.20(c), each Contract to which any Intergen Entity is a party is listed on Schedule 3.20(a). Notwithstanding the foregoing, no Project Contract shall be an Immaterial Contract.

                           (b) Except as set forth on Schedule 3.20(b), during the past five years no Intergen Entity has, directly or indirectly, purchased, leased from others or otherwise acquired any property or obtained any services from, or sold, leased to others or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer, manager, or employee of Intergen), in the Ordinary Course of Business or otherwise with: (i) any Partner or
         (ii) any person, firm or corporation which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with any Intergen Entity or any Partner. Except as set forth on Schedule 3.20(b), no Intergen Entity owes any amount to, and has no contract with or commitment to, any Partner or any of the Intergen Entities' directors, officers, managers, employees, consultants or any Affiliates of any of the foregoing and none of such persons owes any amount to any Intergen Entity, except with respect to remuneration for services rendered as a director, officer, manager or employee of Intergen.

                           (c) Schedule 3.20(c) sets forth a complete and accurate list of all Contracts related to the Project, together with a summary of the terms of any oral Contract (collectively, the "Project Contracts"). Except as may be set forth on Schedule 3.20(c), collectively, all of the Contracts listed on Schedule 3.20(c) set forth and provide for all work necessary to complete the Project in accordance with the Project Plans without amendment or adjustment thereto including, without limitation, changes in the scope of work set forth in such contracts or increases in the cost to Intergen or the Surviving Corporation for such work.

                           (d) All of the Contracts are valid and binding, and are in full force and effect and are enforceable in accordance with their terms. To the knowledge of Intergen, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to any Contract, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default pursuant to such Contracts by the Intergen Entities or, to Intergen's knowledge, any other party thereto. The Intergen Entities have performed all obligations required to be performed by them pursuant to, and are in compliance with the terms and conditions of, each Contract and are not in default under or in breach of, nor in receipt of any claim of default or breach under any Contract. No condition or state of facts exists that, with notice or the passage of time, or both, would constitute a material default or material breach by any Intergen Entity under any Contract. Intergen has made available to Serologicals correct and complete copies of all written Contracts together with all amendments, waivers and other changes thereto. Schedules 3.9(a), 3.11, 3.12(c), 3.12(d), 3.20(a) and
         3.20(c) collectively contain an accurate and complete description of all material terms of all oral Contracts referred to therein. No representation is made in this Section 3.20(d) with respect to Immaterial Contracts.

                  3.21. Absence of Certain Changes and Events. Except as set forth on Schedule 3.21, since December 31, 2000, the Intergen Entities have conducted the Business only in the Ordinary Course of Business, and have not:

                           (a) received any notice of termination of any Contract (other than an Immaterial Contract), lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the business, earnings, financial condition or prospects of the Intergen Entities;

                           (b) made any declaration, setting aside or payment of any dividend or other distribution of assets (whether in cash or property) with respect to the Intergen partnership interests or any equity interest in Intergen or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of the Intergen partnership interests or other securities;

                           (c) except for customary increases based on term of service or regular promotion of non-officer employees, (i) increased the compensation payable or to become payable to any employee, officer, shareholder, director, manager, distributor or agent of the Intergen Entities or (ii) increased any bonus, insurance, pension, vacation or other employee benefits, payments or arrangements for such persons;

                           (d) entered into or amended any employment, consulting, severance or similar agreement;

                           (e) paid, discharged or satisfied any lien, charge or encumbrance other than those then required to be discharged or satisfied, or paid any indebtedness, obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Audited Balance Sheet and current liabilities incurred since the date of the Audited Balance Sheet in the Ordinary Course of Business;

                           (f) permitted any of their property, business or assets to be subjected to any Lien, other than Permitted Liens;

                           (g)      waived or released any claims or rights;

                           (h) sold, transferred, leased or otherwise disposed of any of their assets or properties in excess of $25,000 per transaction or $50,000 in the aggregate;

                           (i) except with respect to the Project, made any single capital expenditure or investment in excess of $25,000 or capital expenditures in the aggregate in excess of $50,000;

                           (j) made any change in any method of accounting or any practice or principle of accounting;

                           (k) paid, loaned or advanced any amount or sold, transferred, loaned or leased any asset to any employee, except for normal compensation involving salary and benefits;

                           (l) written off as uncollectible any note receivable or account receivable or increased or decreased its allowance for doubtful accounts by a total of more than $25,000;

                           (m) hired any employee with annual compensation greater than $50,000;

                           (n) entered into any material commitment or transaction, other than in the Ordinary Course of Business, affecting their operations or suffered any material adverse change in their business, earnings, financial condition or prospects;

                           (o) issued or sold partnership or equity interest or other securities, or promised, issued, granted or sold any options, rights or warrants with respect thereto, or acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm or corporation;

                           (p) incurred any indebtedness for borrowed money in excess of $50,000 that has not been repaid, other than with request to the Project;

                           (q) materially changed any business practice other than in the Ordinary Course of Business;

                           (r) conducted their cash management customs and practices other than in the Ordinary Course of Business (including, without limitation, with respect to collection of accounts receivable, purchases of supplies, repairs and maintenance, payment of accounts payable, accrued expenses and payroll, levels of capital expenditures and operation of cash management practices generally);

                           (s) amended or terminated any material Contract or any material agreement, including any Employee Benefit Plan (except as otherwise contemplated by this Agreement) or any insurance policy, in force on the date of the Audited Balance Sheet;

                           (t) written off, or increased the reserve for, any inventory (including, without limitation, raw materials, supplies, manufactured and purchased parts, goods or work in process and finished goods) by a total of more than $25,000; or

                           (u) agreed in writing, or otherwise, to take any action described in this Section 3.21.

                  3.22.    Tax Matters.

                           (a) All Tax Returns that are due to have been filed in accordance with any applicable law have been duly filed and are true, correct and complete in all material respects. Intergen has delivered or made available to Serologicals true, correct and complete copies of all such income Tax Returns and partnership information returns filed for the three most recent years for which such returns have been filed.

                           (b) Except as set forth on Schedule 3.22(b), all material Taxes, deposits or other payments for which any Intergen Entity may have any liability through the date hereof have been timely paid in full, if due prior to the date hereof, or, if due after the date hereof, are accrued as liabilities for Taxes on the Interim Financial Statements or will be accrued in the accounting records of Intergen as of the Closing Date (excluding any Taxes arising as a result of the making, following the Closing Date of a designation under paragraph 111(4)(e) of the Income Tax Act (Canada) or any corresponding provincial legislation, or arising due to a change to the amount of elective deductions under such legislation resulting from the refiling or amendment following the Closing Date, of returns filed before the Closing Date).

                           (c) Except as set forth in Schedule 3.22(c), the amounts so paid on or before the date hereof, together with any amounts designated in a reserve fund for the payment of taxes accrued as liabilities for Taxes which are reflected on the Interim Balance Sheet, are adequate to satisfy all liabilities for Taxes of the Intergen Entities in all jurisdictions through the Closing Date, including, without limitation, such liabilities with respect to all taxation years ending on or before the Closing Date.

                           (d) There are no extensions of time in effect with respect to the dates on which any Tax Returns were or are due to be filed by any Intergen Entity.

                           (e) All deficiencies asserted or reassessments made as a result of any examination or audit of any Tax Return have been paid in full, accrued on the books of Intergen, or finally settled and paid, and no issue has been raised in any such examination or audit which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency or reassessment against any Intergen Entity for any other period not so examined.

                           (f) No claims for any Taxes have been asserted and no proposals, adjustments or deficiencies for any Taxes are being asserted, proposed or, to Intergen's knowledge, threatened, and no audit or investigation of any Tax Return is currently underway, pending or, to Intergen's knowledge, threatened by any Governmental Authority. Schedule 3.22(f) sets forth each taxable year or other period for which an audit or other examination of any Intergen Entity was conducted by any Governmental Authority, the issues examined in connection with such audit or examination, and the disposition thereof.

                           (g) All Intergen Entities have withheld and paid on or before the due date thereof all Taxes required to have been withheld and paid in connection with amounts paid (or deemed, by applicable Tax law, to be paid) or owing to any employee, independent contractor, creditor, member, Partner, shareholder or other third party.

                           (h) Except as set forth on Schedule 3.22(h), there are no outstanding waivers or agreements or requests to execute such waivers or agreements by any Intergen Entity extending the time for the assessment or payment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notices of proposed reassessment of any property owned or leased by any Intergen Entity or any other Tax matters pending between any Intergen Entity and any Governmental Authority.

                           (i) There are no Liens for Taxes on any asset or property used in the Business nor are there any Liens that are pending or, to Intergen's knowledge, threatened, other than Liens for Taxes not yet due and payable.

                           (j) No Intergen Entity is currently contesting or has reason to contest any Tax liability before any Governmental Authority.

                           (k) In each case, adequate provision, including provision in the deferred tax account, has been made in the Financial Statements for all of the Intergen Entities' deferred and accrued tax liabilities as of their respective dates with respect to operations for periods ending on such dates.

                           (l) No Intergen Entity has made any payment which constitutes an "excess parachute payment" within the meaning of
         Section 280G of the Code, and no payment by any Intergen Entity is required to be made under any Contract that will, if made, constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

                           (m)      As of the year end of the tax year
         preceding the date hereof, and as of the date hereof, the adjusted basis of the depreciable or amortizable assets of the Intergen Entities for U.S. Federal income tax purposes ("U.S. Tax Basis") and the undepreciated capital cost of the depreciable assets (and, if applicable, the cumulative eligible capital of eligible capital properties) for Canadian federal income tax purposes of Intergen Entities that are subject to Canadian income taxes ("Canadian Tax Basis") are in both cases as set forth on the tax attributes list attached as Schedule 3.22(m) showing, (i) in the case of U.S. Tax Basis, the original tax cost of the assets and the tax depreciation or amortization thereof as of the year end of the taxable year preceding the date hereof, and as of the date hereof, and (ii) in the case of Canadian Tax Basis, the undepreciated capital cost (and, if applicable, the cumulative eligible capital) as of the year end of the tax year preceding the date hereof, and as of the date hereof.

                           (n) No Intergen Entity is a party to any tax allocation, tax sharing or similar agreement.

                           (o) Except as set forth on Schedule 3.22(o), no Intergen Entity is currently or has been a partner or member of any partnership or other entity treated as a partnership for U.S. income tax purposes or a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated United States federal income tax return.

                           (p)      No Intergen Entity has paid any
         non-deductible compensation to any of its partners, officers, directors or employees for the current Tax year or any prior Tax year.

                           (q) No property of any Intergen Entity is "tax-exempt use property" within the meaning of Section 168(h) of the Code nor property that Serologicals will be required to treat as being owned by another Person pursuant to Section 168 of the Code (or any corresponding provision of prior law).

                           (r)      Intergen is properly treated as a
         partnership for United States federal income tax purposes.

                           (s) Except as disclosed on Schedule 3.22(s), no Partner is a "foreign person" as defined in Section 7701 of the Code.

                           (t) No Intergen Entity is a "United States real property holding corporation" as such term is defined in section 897(c)(2) of the Code. Except as disclosed on Schedule 3.22(t), no property owned by any Intergen Entity constitutes a "United States real property interest" as such term is defined in section 897(c)(1) of the Code.

                           (u) No tax withholding obligations under the laws of Canada, including, but not limited to obligations under the Ontario Land Transfer Tax Act and the Income Tax Act (Canada), R.S.C. 1985, Chap. 1, (5th Supp.) (the "ITA"), will arise as a result of the transactions contemplated by this Agreement.

                           (v) Except as set forth in Schedule 3.22(v), all "controlled transactions" between two or more Intergen Entities comply with the arm's length standards set forth in Treas. Reg. ss. 1.482-1(b), and the results of all such transactions are accounted for using the "best method rule" of Treas. Reg. ss. 1.482-1(c).

                           (w) Except as set forth in Schedule 3.22(w), all transactions between any Intergen Entity subject to the taxing jurisdiction of Canada and any other Intergen Entity comply with the arm's length standards set forth in Section 247 of the ITA and Canada Customs & Revenue Agency Information Circular 87-2R and are not liable to a transfer pricing adjustment under section 247 of the ITA and related provisions or under any analogous federal or provincial tax legislation.

                           (x) Without limiting the generality of the foregoing representations and warranties, except as set forth in
         Schedule 3.22(x), each Intergen Entity conducting any business or having any office, property or employee in Canada, the United Kingdom or France has filed all Tax Returns required to have been filed, paid all Taxes due and payable, and otherwise complied with all Tax laws in such jurisdictions.

                           (y) No Intergen Entity subject to the taxing jurisdiction of Canada will at any time be deemed to have a capital gain pursuant to subsection 80.03(2) of the ITA or any analogous provincial tax legislation as a result of any transaction or event taking place in any taxation year ending on or before the Closing Date.

                           (z) There are no circumstances existing that could result in the application of section 78 of the ITA or any equivalent provincial legislative provision to any Intergen Entity subject to the taxing jurisdiction of Canada.

                  3.23. Customer Relations. Except as set forth on Schedule 3.23, no Intergen Entity has received any written notice, or to the knowledge of Intergen, oral notice, that any single client or customer of the Intergen Entities during 2000 may terminate its business relations with such Intergen Entity in 2001 or thereafter or intends to put its business out to bid or for requests for proposals during 2001 or thereafter.

                  3.24.    Employee Notice. Except as set forth on Schedule
3.24 hereto, no salaried employee of any Intergen Entity has notified any Intergen Entity of his or her intention to resign or retire.

                  3.25. No Interest in Properties, Competitors, Etc. Except as set forth in Schedule 3.25 hereto, no Intergen Entity nor, to Intergen's knowledge, any of their respective directors, officers, managers or Partners, directly or indirectly, owns any interest in, controls or is an employee, officer, manager shareholder, director or agent of, or employee to, any person or entity that is a competitor or supplier or otherwise has a material business relationship with, any Intergen Entity. Schedule 3.25 hereto sets forth a list of each director, manager, officer, employee or partner of any Intergen Entity whose relationship as such was terminated at any time after January 1, 1997, who, to Intergen's knowledge, has information and experience sufficient to enable him or her to engage in activities competitive with the Business as presently conducted.

                  3.26. Brokers' and Finders' Fees. Other than as set forth on Schedule 3.26, neither Intergen, the Partners nor anyone acting on behalf of any of them, has any liability to any party for any brokers' or finders' fees or the like in connection with this Agreement or any transaction contemplated hereby. Serologicals shall have no liability arising from any such action by Intergen, the Partners, or anyone acting on behalf of them for any such fees, expenses, or the like in connection with this Agreement or any transaction contemplated hereby.

                  3.27. Disclosure. Neither this Agreement, nor any of the agreements and documents specifically referred to herein, nor any of the schedules, attachments or exhibits hereto, contain any untrue statement of a material fact or fail to state a material fact necessary to make each statement contained herein or therein, in light of the circumstances under which they were made, not misleading.

                  3.28. Competition Act. Intergen will not be required to file a pre-merger notification pursuant to Part IX of the Competition Act (Canada) and the regulations thereunder with respect to the Merger. Neither the aggregate value of the Intergen Entities' assets in Canada that are subject to the Merger nor the gross revenues from sales in or from Canada generated by such assets exceed Cdn. $35,000,000 as calculated in accordance with the Competition Act (Canada) and the regulations thereunder.

         4. REPRESENTATIONS AND WARRANTIES OF SEROLOGICALS AND SUB. Each of Serologicals and Sub jointly and severally hereby represent and warrant to Intergen as follows:

                  4.1. Organization, Power and Authority. Each of Serologicals and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and each other document contemplated hereby. The execution, delivery and performance of this Agreement by Serologicals and Sub and the consummation by Serologicals and Sub of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Serologicals and Sub. This Agreement and each other document contemplated hereby have been (or when executed, will be) duly executed and delivered by Serologicals and Sub and constitute, and each instrument delivered pursuant hereto, when executed and delivered by Serologicals or Sub (as the case may be) (assuming that each other party thereto executes and delivers such agreements) will constitute, the legal, valid and binding agreement of Serologicals and Sub, enforceable in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights and by judicial discretion in the enforcement of equitable remedies.

                  4.2. No Conflict. Except as set forth on Schedule 4.2, the execution and delivery of this Agreement by Serologicals or Sub, the consummation of the transactions contemplated herein by Serologicals, and the performance of the covenants and agreements of Serologicals contained herein will not, with or without the giving of notice or the lapse of time, or both,
(i) violate or conflict with any of the provisions of the certificate of incorporation or bylaws of Serologicals or Sub, (ii) violate, conflict with or result in a breach or default or loss of rights under any material Contract to which Serologicals or Sub is a party or by which Serologicals or Sub or any of their respective properties may be bound, (iii) violate or conflict with any law, ordinance, rule, order, judgment, decree or ruling of any Governmental Authority applicable to Serologicals, Sub or any of their respective assets or properties, (iv) result in the creation or imposition of any Lien upon any assets or properties of Serologicals or Sub other than a Permitted Lien; or (v) except for approval pursuant to the HSR Act, require any authorization, consent, approval, exemption, or other action by or notice or declaration to or filing with, any court or administrative or other governmental body or agency, except in the cases of clauses (ii)-(v), for such violations, conflicts, breaches, Liens, authorizations, consents or similar matters as to which requisite waivers or consents will have been obtained prior to the Closing or which individually, or in the aggregate, would not impair Serologicals' or Subs' ability to perform their respective obligations hereunder.

                  4.3.     Brokers' and Finders' Fees. Except as set forth on
Schedule 4.3, neither Serologicals, Sub nor anyone acting on their behalf has any liability to any party for any brokers' or finders' fees or the like in connection with this Agreement or any transaction contemplated hereby. Neither Intergen nor the Partners shall have any liability arising from any such action by

Serologicals, or anyone acting on its behalf for any such fees, expenses, or the like in connection with this Agreement or any transaction contemplated hereby.

                  4.4. Legal Proceedings. Except as set forth on Schedule 4.4, there are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of Serologicals, threatened against, relating to or involving Serologicals or Sub before any court, arbitrator or administrative or governmental body, which if finally determined adversely, are reasonably likely, individually or in the aggregate, to impair Serologicals' or Sub's ability to perform their respective obligations hereunder. Neither Serologicals nor Sub is subject to, and neither Serologicals nor Sub has received any notice that it may be subject to, any judgment, decree, injunction, rule or order of any court that is reasonably likely to impair Serologicals' or Sub's ability to perform their respective obligations hereunder. Neither Serologicals nor Sub has received written notice that it is subject to nor has Serologicals or Sub received any notice that it may be subject to any governmental restriction that is reasonably likely to impair Serologicals' or Sub's ability to perform their respective obligations hereunder.

                  4.5. Financing. Serologicals has financial resources sufficient to enable it to perform its obligations under this Agreement in accordance with its terms.

         5.       COVENANTS OF INTERGEN AND GENERAL PARTNER.

                  5.1. Pre-Closing Operations. The General Partner and Intergen hereby covenant and agree, except with the prior written consent of Serologicals, between the date hereof and the Closing Date, that the Intergen Entities shall operate and conduct the Business only in the Ordinary Course of Business, and carry on the Business diligently and substantially in the manner as heretofore conducted and not make or institute any methods of purchase, sale, lease, management, accounting or operation, except in the Ordinary Course of Business. By way of illustration and not in limitation of the foregoing, the General Partner and Intergen each covenants and agrees that each Intergen Entity shall:

                           (a) manage its working capital, including cash, receivables, other current assets, trade payables and other current liabilities, in a fashion consistent with the Ordinary Course of Business;

                           (b)      except to the extent required by
         subparagraph (d) below and except, with respect to the Project, as contemplated by the Project Status Report for September 2001 prepared by SMA Biometics Ltd., a copy of which has been furnished to Serologicals, not, without the prior written consent of Serologicals, enter into any Contract or commitment of any kind relating to any capital expenditure in excess of $10,000;

                           (c) use commercially reasonable efforts to keep available the services of its employees, and preserve the goodwill of the Business and relationships with the agents, customers, licensors, suppliers, distributors and brokers with whom it has business relations and shall continue and maintain all advertising, promotional programs, incentives and pricing generally at a level consistent with prior practice;

                           (d) maintain the Owned Real Property, Leased Real Property and other assets and property used in the operation of the Business in good repair, order, and condition (normal wear and tear excepted) consistent with current needs and replace in accordance with prudent practices inoperable, worn out, or obsolete material assets with assets of comparable quality consistent with the Ordinary Course of Business;

                           (e) maintain the books, accounts, and records of the Intergen Entities in accordance with GAAP, Intergen's historical accounting practices consistently applied and consistent with the custom and practice as used in the preparation of the Financial Statements;

                           (f) pay all Taxes required to be paid, file all Tax Returns required to be filed, comply with all requirements of all Tax laws and otherwise conduct all Tax affairs in good faith, consistent with past practice, and in the Ordinary Course of Business;

                           (g) promptly (once Intergen obtains knowledge thereof) inform Serologicals in writing of any breaches of the representations and warranties contained in Section 3 or any breach of any covenant hereunder by any Intergen Entity or any Partner;

                           (h)      cooperate with Serologicals and use
         commercially reasonable efforts to cause the conditions to Serologicals' obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the use of commercially reasonable efforts to make and obtain all third party and governmental notices, filings, authorizations, approvals, consents, releases, and terminations); and

                           (i)      co-operate with Serologicals in
         Serologicals' investigation of the business and properties of Intergen by, among other things, providing such documentation with respect to any Employee Benefit Plan of any Intergen Entity that Serologicals shall reasonably request.

                  5.2. Negative Covenants of the Intergen Entities. Except as expressly contemplated by this Agreement or agreed to in writing by Serologicals, between the date hereof and the Closing Date, Intergen covenants and agrees that no Intergen Entity will:

                           (a)      take any action that would require
         disclosure under Section 3.21;

                           (b) amend its partnership agreement, articles of incorporation, by laws, or similar governing documents;

                           (c) repurchase any Partnership Interest or make any change in issued and outstanding partnership or equity interests or issue any warrant, option or other right to purchase any Partnership Interest or any security convertible into any Partnership Interest, or redeem, purchase or otherwise acquire any Partnership Interest;

                           (d) cancel any debts or make any loans or enter into any transaction with any Affiliate of any Intergen Entity or any Partner, except for transactions in the

         Ordinary Course of Business with any other Intergen Entity or as otherwise contemplated in the Termination Agreements;

                           (e) amend or terminate any material Contract or any material agreement, including any Employee Benefit Plan (except as otherwise contemplated by this Agreement or as required to comply with changes in applicable law) or any insurance policy, in force on the date hereof;

                           (f) do any act, omit to do any act or permit any act within its control or the control of any Intergen Entity that will cause a breach of any representation, warranty or obligation of any Intergen Entity contained in this Agreement or any obligations contained in any material Contract;

                           (g) organize any subsidiary, acquire any capital stock or other equity securities of any corporation, or acquire any equity or other ownership interest in any business; or

                           (h) agree, in writing, or otherwise, to take any action described in this Section 5.2.

                  5.3. Key Employees. Intergen will use commercially reasonable efforts to retain the services of its key employees for the benefit of Serologicals.

                  5.4. Access. Subject to the terms and conditions of the letter agreement regarding sensitive information by and between Serologicals and Intergen dated February 8, 2001, as amended by that certain letter dated June 11, 2001 (collectively, the "Letter Agreement"), from the date of this Agreement to the Closing Date, Intergen shall, and shall cause each Intergen Entity to, (a) provide Serologicals and its designees with such information as Serologicals may from time to time reasonably request with respect to the transactions contemplated by this Agreement, (b) provide Serologicals and its designees, officers, counsel, accountants, investment bankers and other authorized representatives such access during regular business hours and upon reasonable notice to the books, records, offices, personnel, counsel, and accountants of the Intergen Entities, as Serologicals or their designees may from time to time reasonably request, and (c) permit Serologicals and its designees to make, during regular business hours and upon reasonable notice, such inspections thereof as such party may reasonably request.

                  5.5. Transfer Taxes. Any recording fees or any other fees payable as a result of any action contemplated by this Agreement shall be paid by Serologicals. Serologicals and the General Partner shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, bulk sales, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with this Agreement and the transactions contemplated hereby that are required or permitted to be filed on or before the Closing.

                  5.6. Further Information. In addition to such actions as Intergen may otherwise be required to take under this Agreement or applicable law in order to consummate this

Agreement and the transactions contemplated hereby, the Intergen Entities shall take such action, shall furnish such information (subject to the Letter Agreement), and shall prepare, or cooperate in preparing, and execute and deliver such certificates, agreements and other instruments as Serologicals may reasonably request from time to time, before or at the Closing.

                  5.7. Consultation. Until the Closing Date, Intergen shall consult with Serologicals concerning all significant business and operating decisions affecting the Intergen Entities; provided, however, that the foregoing shall not be construed so as to require Intergen to engage in an activity that would violate any law, regulation or order of any Governmental Authority relating to the regulation of competition.

                  5.8.     Tax Access, Assistance and Filings.

                           (a) Following the Closing, Serologicals and the General Partner shall provide each other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, the response to any audit or other examination by any Governmental Authority, or the preparation for any judicial or administrative proceedings relating to liability for Taxes of any Intergen Entity or any successor thereto. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.

                           (b) Following the Closing, Serologicals and the General Partner agree to cooperate in the filing of IRS Form 8594 for the tax year in which the Merger takes place consistent with Section 2.7.

                  5.9. Notification. Intergen shall promptly notify Serologicals in writing of any material developments with respect to the Business, and of any change in any of the information contained in the representations and warranties contained in this Agreement or the disclosure schedules referred to herein; provided, however, that the foregoing shall not be construed so as to require Intergen to engage in an activity that would violate any law, regulation or order of any Governmental Authority relating to the regulation of competition. Serologicals shall not be obligated to accept any such change and receipt of notice of any such change shall not be deemed to be a waiver or release by Serologicals of any provisions of this Agreement. Likewise, a notification provided by Intergen pursuant to Section 5.1(g) shall not relieve the General Partner from any obligations or liability associated with or resulting from the breach that is the subject of the notification.

                  5.10.    Co-operation by Intergen.

                           (a) From the date hereof and until the Closing, Intergen shall use commercially reasonable efforts and shall cooperate with Serologicals to promptly secure the consents, approvals, authorizations, exemptions and waivers from third parties listed on
         Schedule 8.8 and will otherwise use commercially reasonable efforts to cause the prompt consummation of such transactions in accordance with the terms and conditions hereof.

                           (b) In connection with the foregoing, Intergen shall use commercially reasonable efforts to resolve objections, if any, as may be asserted with respect to the transactions hereby under any antitrust or trade or regulatory laws or regulations of any Governmental Authority.

                  5.11. Acquisition Transactions. Neither the General Partner nor Intergen shall, nor shall either of them knowingly permit any Intergen Entity to, nor shall either of them authorize or knowingly permit any officer, director, Partner, or employee of, or any investment banker, attorney or other advisor or representative or agent of, Intergen or any Intergen Entity to, directly or indirectly, (i) solicit, initiate, encourage or facilitate the submission of any proposal relating to or involving an Acquisition Transaction or (ii) enter into, encourage or facilitate any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to encourage or facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, or constitute an effort to facilitate, any proposal relating to or involving an Acquisition Transaction. Intergen shall immediately terminate and cease any and all discussions, negotiations and/or contacts with any other person or entity which may exist relating to or involving an Acquisition Transaction.

                  5.12. Solicitation of Limited Partners. As soon as practicable following the date of this Agreement, the General Partner:

                           (a) shall use its commercially reasonable efforts to cause all limited partners of the Partnership to authorize the execution of this Agreement, the consummation of the Merger and the appointment of the General Partner to act on behalf of all limited partners to the extent set forth in, and in the form of, the Partners' Consent; and

                           (b)      shall duly prepare an information
         statement, proxy statement or similar document (the form and substance of which shall be reasonably acceptable to Serologicals) (the "Information Statement"), and shall deliver such Information Statement together with any other necessary documentation (the form and substance of which shall be reasonably acceptable to Serologicals) to obtain the consent of the limited partners of the General Partner to this Agreement and the transactions contemplated by this Agreement in accordance with the partnership agreement and other governing documents of the General Partner, and, in connection therewith, the General Partner (i) shall recommend that the limited partners of the General Partner ratify and approve this Agreement, the Merger and the other transactions contemplated herein; (ii) shall use all reasonable efforts to solicit such approval; (iii) shall not recommend or present for approval of, consideration in any manner by, the limited partners of the General Partner any other Acquisition Transaction, and (iv) shall not withdraw or modify in any manner the approval or recommendation by it of this Agreement or the Merger.

                  5.13.    Expense Reimbursement.

                           (a) In order to induce Serologicals to enter into this Agreement and to reimburse and compensate Serologicals for its time, expenses and lost opportunity costs of pursuing the Merger and seeking to consummate the transactions contemplated by this Agreement, Intergen will make a cash payment to Serologicals of an amount equal to two million dollars ($2,000,000) (the "Break-up Fee"):

                                    (i)      (A) if Serologicals terminates
                  this Agreement pursuant to Section 11.1(c) and the representations set forth in the second sentence of Section 3.1(e) are untrue or inaccurate to the extent that not all of the general partners of Intergen or the limited partners holding more than 50% of the interests of the limited partners in profits of Intergen have authorized the merger and such authorizations have not been obtained prior to Closing; (B) if Serologicals or Intergen terminates this Agreement pursuant to Sections 11.1(b), 11.1(c) or 11.1(d) and Intergen or the General Partner has breached its covenants set forth in Section 5.10, 5.11 or 5.12; (C) if Intergen terminates this Agreement pursuant to Section 11.1(b) because the condition to closing set forth in Section
                  7.5 is not satisfied; or (D) if Serologicals terminates this Agreement pursuant to Section 11.1(c) because the condition to closing set forth in Section 8.11 is not satisfied; and

                                    (ii)     if, within six months of the date
                  of termination, a written agreement for an Acquisition Transaction (which written agreement sets forth a proposed purchase price) is entered into, in which case the Break-up Fee shall be payable (by wire transfer of immediately available funds to an account designated by Serologicals) on the closing date of such Acquisition Transaction.

                           (b) The parties agree that the agreements contained in this Section 5.13 are an integral part of the transactions contemplated by this Agreement. The parties acknowledge and agree that damages upon termination of the Agreement in the circumstances referred to in Section 5.13(a) are not reasonably ascertainable and the payment pursuant to Section 5.13(a) constitutes liquidated damages and not a penalty.

                           (c) Notwithstanding anything in this Agreement to the contrary, (i) in addition to any amounts paid or payable pursuant to this Section 5.13, Intergen shall pay Serologicals the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken by Serologicals to collect the Break-up Fee, if it is determined in such proceeding that Serologicals is entitled to the Break-up Fee, together with interest on the unpaid amount at the publicly announced prime rate of Citibank, N.A. from the date such amount was required to be paid hereunder and (ii) Serologicals shall pay Intergen the costs and expenses (including legal fees and expenses) in connection with any action taken by Serologicals to collect the Break-up Fee, if it is determined in such proceeding that Serologicals is not entitled to the Break-up Fee.

                  5.14. HSR Act Filings. Intergen shall (i) as promptly as practicable after the date hereof, with Intergen using its commercially reasonable efforts to make a prompt filing, make such filings as may be required by the HSR Act with respect to the transactions contemplated hereby,
(ii) respond promptly to inquiries from the Department of Justice and the Federal Trade Commission in connection with such filings, (iii) file or cause to be filed as promptly as practicable with the Department of Justice and Federal Trade Commission any supplemental information that may be requested pursuant to the HSR Act, and (iv) seek the earliest possible termination or waiver of the waiting period under such statute. Intergen shall promptly inform Serologicals of any material communication made to, or received by Intergen from, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority. Serologicals shall pay the filing fees associated with any such filing pursuant to the HSR Act.

         6.       COVENANTS OF SEROLOGICALS.

                  6.1. Maintenance of Books and Records. Serologicals shall maintain possession of all books and records related to the operation of the Business prior to the Closing Date for a period of at least six (6) years following the Closing Date and during such six (6) year period, shall provide the General Partner with reasonable access to such books and records for tax reporting purposes.

                  6.2. Covenants of Serologicals. Serologicals hereby covenants and agrees, except with the prior written consent of the General Partner, between the date hereof and the Closing Date, that Serologicals shall:

                           (a)      promptly (once Serologicals obtains
         knowledge thereof) inform the General Partner in writing of any breaches of the representations and warranties contained in Section 4 or any breach of any covenant hereunder by Serologicals, provided that such notification shall not relieve Serologicals from any obligation or liability associated with or resulting from such breach; and

                           (b) cooperate with the General Partner and use commercially reasonable efforts to cause the conditions to Intergen's obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the use of commercially reasonable efforts to make and obtain all third party and governmental notices, filings, authorizations, approvals, consents, releases, and terminations).

                  6.3. Negative Covenants of Serologicals. Except as expressly contemplated by this Agreement or agreed to in writing by the General Partner, between the date hereof and the Closing Date, Serologicals covenants and agrees that it will not do any act, omit to do any act or permit any act within its control that will cause a breach of any representation, warranty or obligation of Serologicals contained in this Agreement.

                  6.4. Notification. Serologicals shall promptly notify the General Partner in writing of any change in any of the information contained in Serologicals' representations and warranties contained in this Agreement.

                  6.5. Directors' and Officers' Indemnification and Insurance. The Surviving Corporation shall (a) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Intergen Entities (in all of their capacities), to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the applicable Intergen Entity pursuant to the certificate of incorporation and by-laws or partnership agreement, as the case may be, of the applicable Intergen Entity in existence on the date hereof for acts or omissions occurring at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), and

(b) include and cause to be maintained in effect in the Surviving Corporation's (or any successor's) certificate of incorporation and by-laws for a period of six years after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses at least as favorable to such persons as the corresponding provisions contained in Intergen's partnership agreement, as of the date hereof.

                  6.6. Limitation on Customer Contact. Notwithstanding any other provision of this Agreement to the contrary, Serologicals shall not, and shall not cause or permit its representatives to, contact the customers of the Intergen Entities prior to the consummation of the Merger without the prior written consent of Intergen, which consent shall not be unreasonably withheld. The limitation set forth in the preceding sentence shall not prohibit or restrict (i) contacts, in the Ordinary Course of Business of Serologicals, between Serologicals and customers of Intergen that are also customers of Serologicals or (ii) sales, marketing or promotional efforts conducted by Serologicals in the Ordinary Course of Business.

                  6.7. Insurance Non-Discrimination. So long as the General Partner has any obligation to Serologicals pursuant to Section 10 of this Agreement, Serologicals shall not discriminate against the assets of the Intergen Entities in its insurance program.

                  6.8. HSR Act Filings. Serologicals shall (i) as promptly as practicable after the date hereof, with Serologicals using its commercially reasonable efforts to make a prompt filing, make such filings as may be required by the HSR Act with respect to the transactions contemplated hereby,
(ii) respond promptly to inquiries from the Department of Justice and the Federal Trade Commission in connection with such filings, (iii) file or cause to be filed as promptly as practicable with the Department of Justice and Federal Trade Commission any supplemental information that may be requested pursuant to the HSR Act, and (iv) seek the earliest possible termination or waiver of the waiting period under such statute. Serologicals shall promptly inform Intergen of any material communication made to, or received by Serologicals from, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority.

         7. CONDITIONS TO INTERGEN'S OBLIGATIONS. Intergen's obligations to be performed hereunder shall be subject to the satisfaction (or written waiver by Intergen) at or prior to the Closing Date of the following conditions:

                  7.1. Representations and Warranties True at Closing Date. Serologicals' representations and warranties contained in this Agreement shall be true and correct, in all material respects, on and as of the Closing Date as if made at and as of such time (other than those representations and warranties that are qualified as to materiality or similar language, which shall be true and correct in all respects on and as of the Closing Date, as if made at and as of such time), except for representations and warranties relating to a time or times other than the Closing Date which shall be true and correct, in all material respects, at such time or times. Serologicals shall have complied in all material respects with the covenants and agreements set forth herein required to be performed by it on or prior to the Closing Date. Serologicals shall have delivered to the General Partner a certificate dated the Closing Date and signed on behalf of Serologicals by its duly authorized officer attesting to all such effects described in this paragraph, which certificate shall state that such representations, warranties, covenants and agreements are made with the same force and effect as if made in this Agreement as of the date hereof.

                  7.2. Required Governmental Approvals. Any necessary governmental approvals shall have been obtained.

                  7.3. Litigation. No suit, investigation, action or other proceeding shall be threatened or pending against Serologicals, Intergen or the Partners before any Governmental Authority which, in the opinion of counsel for Intergen or the Partners, is likely to result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement.

                  7.4. No Order, Decree or Injunction. Neither Intergen nor the Partners shall be subject on the Closing Date to any order, decree or injunction of a court of competent jurisdiction, and no statute, rule or regulation shall have been enacted, promulgated or issued, which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

                  7.5. Required Consents. The General Partner shall have obtained the required consent of its limited partners to the consummation of the Merger.

                  7.6. Other Closing Deliveries. Serologicals shall have delivered or stand ready to deliver the following:

                           (a) A certified copy of the duly adopted resolutions of the board of directors of Serologicals and Sub, authorizing the execution, delivery and performance of this Agreement and all actions taken or to be taken by Serologicals and Sub in connection with this Agreement, which resolutions shall be in full force and effect as of the Closing Date;

                           (b)      Evidence of the good standing of
         Serologicals and Sub certified by the Secretary of State of the State of Delaware;

                           (c) An earnout agreement substantially in the form attached hereto as Exhibit B (with such changes or modifications as reasonably required by Serologicals if all of the limited partners of Intergen do not execute and deliver the Partners' Consent) (the "Earnout Agreement"); and

                           (d) An escrow agreement substantially in the form attached hereto as Exhibit C (with such changes or modifications as reasonably required by Serologicals if all of the limited partners of Intergen do not execute and deliver the Partners' Consent) (the "Escrow Agreement").

                  7.7. Determination of Allocation. The Allocation shall have been determined in accordance with Section 2.7.

                  7.8. Required Governmental Approvals. Either (i) Serologicals shall have delivered a certificate certifying that its board of directors (or the board's designee) has determined, in accordance with the HSR Act and the rules thereunder, that the merger does not meet the filing requirements of the HSR Act and the applicable rules thereunder or (ii) all applicable waiting periods with respect to any "Notifications and Report Form for Certain Mergers and Acquisitions" filed by Serologicals, Intergen or any of their "ultimate parent entities" in compliance with the HSR Act pursuant to the transactions contemplated hereby shall have passed, or early termination of such waiting periods shall have been granted.

                  7.9. Determination of Project Cost. Serologicals and Intergen shall have agreed to the Project Cost in accordance with Section 2.9.

         8. CONDITIONS TO SEROLOGICALS' OBLIGATIONS. The obligations of Serologicals to be performed hereunder shall be subject to the satisfaction (or written waiver by Serologicals) on or before the Closing Date of each of the following conditions:

                  8.1. Representations and Warranties True at Closing Date. The representations and warranties of Intergen contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made at and as of such time (other than those representations and warranties that are qualified as to materiality or similar language, which shall be true and correct in all respects on and as of the Closing Date, as if made at and as of such time), except for representations and warranties relating to a time or times other than the Closing Date, which shall be true and correct in all material respects, at such time or times. Intergen and the General Partner shall have complied in all material respects with the covenants and agreements set forth herein required to be performed by them on or prior to the Closing Date. Intergen and the General Partner shall have delivered to Serologicals a certificate signed by a duly authorized officer of Intergen and by the General Partner attesting to all of such effects described in this paragraph, which certificate shall state that such representations, warranties, covenants and agreements are made with the same force and effect as if made in this Agreement as of the date hereof.

                  8.2. No Adverse Change. Intergen shall not have suffered (nor shall Serologicals have become aware of) any material adverse change (unless such change is described in any Schedule or unless such change relates to or results from the economy or financial markets in general) in the prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), or results of operations of the Business taken as a whole, nor shall any event have occurred that is reasonably likely to result in such a material adverse change.

                  8.3. Litigation. No suit, investigation, action or other proceeding shall be threatened or pending against Serologicals, Intergen or the Partners before any Governmental Authority which, in the opinion of counsel for Serologicals, (i) is likely to result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement or (ii) would reasonably be expected to result in an order restricting Intergen or Serologicals from conducting its business as now being conducted.

                  8.4. Opinion of Counsel to Intergen and the Partners. Serologicals shall have received (i) from Piper Marbury Rudnick & Wolfe LLP, United States counsel to Intergen, an opinion, dated the Closing Date, substantially in the form of Exhibit D, (ii) from Post &

Heymann LLP, counsel to the Guarantor and certain of the Partners, an opinion substantially in the form of Exhibit E, (iii) from Davies Ward Phillips & Vineberg LLP, Canadian counsel to Intergen, an opinion, dated the Closing Date substantially in the form of Exhibit F and (iv) from Testa Hurwitz & Thibeault LLP, an opinion, dated the Closing Date substantially in the form of Exhibit G.

                  8.5. Required Governmental Approvals. All necessary governmental approvals shall have been obtained.

                  8.6. No Order, Decree or Injunction. None of Intergen, Serologicals or the Partners shall be subject on the Closing Date to any order, decree or injunction of a court of competent jurisdiction, and no statute, rule or regulation shall have been enacted, promulgated or issued, which enjoins or prohibits the consummation of the transactions contemplated by this Agreement or which would have a material adverse effect or which might impose material limitations on the ability of Sub to effectively exercise full rights of ownership of the assets and properties used in the operation of the Business as a result of the consummation of the transactions contemplated hereby or to operate the business.

                  8.7. Payment of Existing Indebtedness and Release of Liens. Serologicals shall have received pay-off letter(s), in form and substance reasonably satisfactory to Serologicals in its sole and absolute discretion, in respect of (i) the payment, release and termination of the indebtedness for borrowed money of the Intergen Entities described on Schedule 8.7, and (ii) the full release of any and all Liens related to such indebtedness and any other Liens (other than Permitted Liens) encumbering any assets and properties, of all Intergen Entities, including all assets and properties used in the operation of the Business.

                  8.8. Other Necessary Consents. With respect to each consent, approval or other action set forth on Schedule 8.8 (each such action of any of the aforementioned kind being referred to as a "Consent") of another party pursuant to any Lien, agreement, permit or similar instrument required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (including, without limitation, the Merger), Serologicals shall have received written evidence, reasonably satisfactory to it, that such Consent has been duly and lawfully obtained in a form that does not materially affect the rights of the Surviving Corporation or interfere with the Surviving Corporation's ability to conduct the Business in substantially the same manner it was conducted prior to the Effective Time.

                  8.9. Other Closing Deliveries. Intergen, the General Partner and/or the Partners shall have delivered or stand ready to deliver the following:

                           (a) A certified copy of the duly adopted resolutions of the general partner of Intergen, authorizing the execution, delivery and performance of this Agreement and all other actions taken or to be taken by Intergen in connection with this Agreement, which resolutions shall be in full force and effect as of the Closing Date;

                           (b) Evidence of the good standing of Intergen certified by the Secretary of State of the State of Delaware and each state in which Intergen is qualified to do business;

                           (c)      The Earnout Agreement; and

                           (d)      The Escrow Agreement.

                  8.10. Tradename. Each entity affiliated with Intergen on the date hereof the name of which includes the word "Intergen" or any derivation thereof shall have executed and delivered to Serologicals an agreement, in form and substance reasonably satisfactory to Serologicals, pursuant to which it agrees that it shall not engage in any business unless it changes its name to remove the word "Intergen" or any such derivation.

                  8.11. Required Consents. The General Partner shall have obtained the required consent of its limited partners to the consummation of the Merger.

                  8.12. Required Governmental Approvals. If Serologicals determines that a filing under the HSR Act is required, all applicable waiting periods with respect to any "Notifications and Report Form for Certain Mergers and Acquisitions" filed by Serologicals, Intergen or any of their "ultimate parent entities" in compliance with the HSR Act pursuant to the transactions contemplated hereby shall have passed, or early termination of such waiting periods shall have been granted.

                  8.13. Effectiveness of Termination Agreements. The Termination Agreements shall have become effective in accordance with their terms and shall remain in full force and effect.

                  8.14. Guaranty. Presidio Capital Investment Company, LLC, a Delaware limited liability company shall have executed and delivered the Guaranty substantially in the form attached hereto as Exhibit H.

                  8.15. Determination of Allocation. The Allocation shall have been determined in accordance with Section 2.7.

                  8.16. Resignations. Each of the officers and directors of each Intergen Entity, identified in writing to Intergen at least five days prior to the Closing Date, shall have resigned such positions.

                  8.17. Determination of Project Cost. Serologicals and Intergen shall have agreed to the Project Cost in accordance with Section 2.9.

         9. CLOSING. Subject to the satisfaction or waiver of the conditions set forth herein, the closing of the Merger (the "Closing") shall take place, in the offices of King & Spalding, Atlanta, Georgia, 191 Peachtree Street, Atlanta, Georgia 30303, as promptly as practicable (and in any event within three business days) following the satisfaction or waiver of the conditions set forth in Sections 7 and 8 of this Agreement or at such other date, time and place as the parties shall agree. The date of the Closing is referred to herein as the "Closing Date." The pre-closing shall occur at 2:00 p.m. on the business day preceding the Closing Date.

         10.      INDEMNIFICATION.

                  10.1. Survival. All representations and warranties set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the Closing Date until the Applicable Limitation Date and shall not be affected by any examination made for or on behalf of any party, the knowledge of any of such party's officers, directors, managers, members, employees, or agents, or the acceptance of any certificate or opinion. All covenants and agreements set forth in this Agreement that require or contemplate any action on the part of any party after the Closing Date shall survive the Closing Date and the consummation of the transactions contemplated hereby indefinitely.

                  10.2.    By the Partners.

                           (a) Subject to Section 10.2(b), the General Partner shall hold harmless and reimburse Serologicals, and each Serologicals Protected Party, for any and all claims, losses, liabilities, damages (including fines, penalties, and criminal or civil judgments and settlements), costs (including court costs) and expenses (including reasonable attorneys' and accountants' fees billed at normal hourly rates) (hereinafter a "Serologicals Loss" or "Serologicals Losses") suffered or incurred by Serologicals, Sub or their respective officers, directors, managers, employees, agents or Affiliates or any successors or assigns thereto (the "Serologicals Protected Parties") as a result of, or with respect to:

                                    (i)      any breach or inaccuracy of any
                  representation or warranty of Intergen set forth in this Agreement, either on the date hereof or the Closing Date;

                                    (ii)     any breach of or noncompliance by
                  the General Partner or Intergen with any covenant or agreement of the General Partner or Intergen contained in this Agreement;

                                    (iii)    any liability or obligation of any
                  Intergen Entity for indebtedness for borrowed money (excluding any Equipment Lease Obligation and any indebtedness for borrowed money that Serologicals agreed prior to the Closing Date to permit to remain outstanding following the Closing Date and the Contingent Interest Obligation) that remains outstanding following the Closing Date;

                                    (iv)     the payment of any amount to any
                  employee of any Intergen Entity with respect to (1) the termination of his or her employment following a change-of-control of any Intergen Entity; (2) a bonus based on the consummation of the Merger or the value or amount of the Merger Consideration; or (3) a bonus based on his or her continuation of his or her employment with any Intergen Entity pending or after the consummation of the Merger except for

                                             (A)      the amount of Termination
                           Payments set forth on Schedule 1.1(ee);

                                             (B)      payments to be made
                           pursuant to the Biberon Agreement;

                                             (C)      payments made to Angus
                           Cameron ("Cameron") pursuant to Section 1 of the Agreement dated August 2000 between Cameron and Intergen (the "Cameron Agreement"), for severance benefits in the event of termination by Sub without Good Cause (as defined in the Cameron Agreement) or by Cameron for Good Reason (as defined in the Cameron Agreement) after the consummation of the Merger and before the first anniversary of the Closing Date of the Merger;

                                             (D)      payments made to Howard
                           Teeter ("Teeter") pursuant to Section 1 of the Agreement dated August 2000 between Teeter and Intergen (the "Teeter Agreement"), for severance benefits in the event of termination by Sub without Good Cause (as defined in the Teeter Agreement) or by Teeter for Good Reason (as defined in the Teeter Agreement) after the consummation of the Merger and before the first anniversary of the Closing Date of the Merger; and

                                             (E)      payments made to Michael
                           R. Cox ("Cox") pursuant to Section 1 of the
                           Agreement dated August 2000 between Cox and Intergen (the "Cox Agreement"), for severance benefits in the event of termination by Sub without Good Cause (as defined in the Cox Agreement) or by Cox for Good Reason (as defined in the Cox Agreement) after the consummation of the Merger and before the first anniversary of the Closing Date of the Merger).

                                    (v)      fees and expenses of counsel,
                  accountants, brokers, financial advisors or other experts of the Partners, the General Partner or Intergen and all other costs and expenses of the Partners, the General Partner or Intergen incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby;

                                    (vi)     any breach or inaccuracy of the
                  representations or warranties set forth in Section 3.1(e) (including the information on Schedules 3.1(e)(i) or 3.1(e)(ii)) or any liability resulting from the distribution by Serologicals of the amounts determined and distributed in accordance with Section 2.6(a).

                           (b) The indemnification provided for in Section 10.2(a) above is subject to the following limitations:

                                    (i)      The General Partner will be liable
                  to the Serologicals Protected Parties with respect to claims referred to in Section 10.2(a) only if a

                  Serologicals Protected Party gives the General Partner written notice thereof on or before the Applicable Limitation Date.

                                    (ii)     Notwithstanding anything in this
                  Agreement to the contrary, (1) claims for indemnification of Serologicals Losses by any Serologicals Party shall be made against, and the sole remedy and means of recovery for such Losses shall be, the Escrow Fund (as defined in the Escrow Agreement) as such amount shall be increased pursuant to the Escrow Agreement and as such payments shall be guaranteed by the Guarantor and (2) the aggregate amount of all payments made, for Serologicals Losses, by the General Partner and Guarantor (collectively) in satisfaction of claims for indemnification by any and all Serologicals Protected Parties shall not exceed five million dollars ($5,000,000).

                                    (iii)    The General Partner shall not be
                  liable to indemnify any Serologicals Protected Parties pursuant to Section 10.2(a) unless and until the Serologicals Protected Parties have collectively suffered Serologicals Losses in excess of the Basket (at which point, subject to the other limitations herein, the General Partner shall be liable to the Serologicals Protected Parties for all Serologicals Losses in excess of the Basket); provided, however, that the Basket and limitations set forth in this
                  Section 10.2(b)(iii) shall not apply to any indemnification claims for any Serologicals Losses pursuant to Sections 10.2(a)(iii), 10.2(a)(iv), 10.2(a)(v) or 10.2(a)(vi).

                           (c) Notwithstanding any implication to the contrary contained in this Agreement, so long as Serologicals delivers written notice of a claim to the General Partner no later than the Applicable Limitation Date, the General Partner shall be required to indemnify the Serologicals Protected Parties for all Serologicals Losses (subject to the limitations set forth in subparagraphs (b)(ii) and (b)(iii) above) that the Serologicals Protected Parties may incur in respect of the matters which are the subject of such claim, regardless of when incurred.

                           (d) The Serologicals Protected Parties shall take commercially reasonable steps to mitigate all indemnifiable liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to any liabilities or damages that are indemnifiable hereunder.

                           (e) Notwithstanding any implication to the contrary contained in this Agreement, the limits on indemnification set forth in this Agreement shall not apply to claims for damages arising from fraud.

                  10.3.    By Serologicals.

                           (a) Except as otherwise limited by this Section 10, Serologicals shall indemnify and reimburse the Partners and their respective officers, directors, managers, members, agents, advisors, heirs, personal representatives, successors, and assigns (the "Intergen Protected Parties") for any and all claims, losses, liabilities, damages (including fines, penalties, and criminal or civil judgments and settlements), costs (including court costs) and expenses (including reasonable attorneys' and accountants' fees billed at normal hourly rates) (hereinafter "Intergen Losses" and together with Serologicals Losses, "Losses") suffered or incurred by the Intergen Protected Parties as a result of, or with respect to:

                                    (i)      any breach or inaccuracy of any
                  representation or warranty of Serologicals or Sub set forth in this Agreement; and

                                    (ii)     any breach of or noncompliance by
                  Serologicals or Sub with any covenant or agreement of Serologicals or Sub contained in this Agreement.

                           (b) The indemnification provided for in Section 10.3(a) above is subject to the following limitations:

                                    (i)      Serologicals will be liable to the
                  Intergen Protected Parties with respect to claims referred to in Section 10.3(a) only if the General Partner gives Serologicals written notice thereof on or before the Applicable Limitation Date;

                                    (ii)     Notwithstanding anything in this
                  Agreement to the contrary, the aggregate amount of all payments made by Serologicals in satisfaction of claims for indemnification by any and all Intergen Protected Parties shall not exceed five million dollars ($5,000,000); and

                                    (iii)    Serologicals shall not be liable
                  to indemnify any Intergen Protected Party pursuant to Section 10.3(a) unless and until the Intergen Protected Parties have collectively suffered Intergen Losses in excess of the Basket (at which point, subject to the other limitations herein, Serologicals shall be liable to the Intergen Protected Parties for all Intergen Losses in excess of the Basket).

                           (c) Notwithstanding any implication to the contrary contained in this Agreement, so long as the General Partner delivers written notice of a claim to Serologicals no later than the Applicable Limitation Date, Serologicals shall be required to indemnify the Intergen Protected Parties for all Losses (subject to the limitations set forth in subparagraphs (b)(ii) and (b)(iii) above) that the Intergen Protected Parties may incur in respect of the matters which are the subject of such claim, regardless of when incurred.

                           (d) The Intergen Protected Parties shall take all reasonable steps to mitigate all indemnifiable liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to any liabilities or damages that are indemnifiable hereunder.

                           (e) Notwithstanding any implication to the contrary contained in this Agreement, the limits on indemnification set forth in this Agreement shall not apply to claims for damages arising from fraud.

                  10.4.    Indemnification Procedure.

                           (a) Promptly after receipt by an Intergen Protected Party or a Serologicals Protected Party (the "Indemnified Party") of notice by a third party of any claim, assessment, reassessment, complaint or the commencement of any action or proceeding with respect to which such Indemnified Party may be entitled to receive indemnification from the other party for any Intergen Losses or Serologicals Losses such Indemnified Party shall notify either (i) Serologicals, in the case of an Intergen Protected Party seeking indemnification or (ii) the General Partner, in the case of a Serologicals Protected Party seeking indemnification, (the "Indemnifying Party") of such claim, assessment, reassessment, complaint or of the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture of rights and defenses otherwise available to the Indemnifying Party or the Indemnified Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within 20 days thereafter, to assume the defense of such action or proceeding or objection to or appeal of such assessment or reassessment, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action, proceeding, objection or appeal or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20-day period, or the Indemnified Party shall have reasonably concluded that separate counsel is required because a conflict of interest would otherwise exist, then such Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action, proceeding, objection or appeal with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense or pursuit of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use all commercially reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense or settlement of any such action.

                           (b)      No Indemnified Party may settle or
         compromise any claim, assessment, reassessment, or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld; provided that the Indemnified Party may settle or compromise or choose not to object or appeal any such claim, assessment, reassessment or consent to the entry of a judgment with respect thereto if the Indemnifying Party fails to assume and maintain the defense thereof pursuant to Section 10.4(a) and the Indemnified Party would be reasonably likely to be materially prejudiced by the continuation of such claim in such a manner that indemnification by the Indemnifying Party would not be an adequate remedy. The Indemnifying Party shall not settle any claim, assessment, reassessment, or assertion, unless the Indemnified Party consents in writing to such settlement, which consent shall not be unreasonably withheld.

                           (c) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement other than pursuant to Section 10.4(a) hereof, such Indemnified Party shall send written notice of such claim to the Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement or litigation) and, within five (5) business days after the date of the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder; provided that if the Indemnified Party is a Serologicals Protected Party such payment shall be made pursuant to the Escrow Agreement.

                  10.5. No Implications. Neither the rights of any party to indemnification from another party nor the obligations of any party to indemnify another party under this Agreement shall in any way imply or create, and each party specifically disclaims, any responsibility whatsoever by such party for any other party's liabilities (except as expressly provided herein to the contrary as among the parties only) to any other Person.

                  10.6. Net Payments. Any indemnification payable pursuant to this Section 10 shall be treated by the parties as an adjustment to the Merger Consideration and shall be net of any amounts actually recovered (after deducting related costs and expenses) by the Indemnified Party for the Losses for which such indemnification payment is made, under any insurance policy, warranty or indemnity from any third party existing at the Closing Date; provided that, the realization of any such benefits or recoveries shall not be a condition to the Indemnifying Parties' obligations under this Section 10.

         11.      TERMINATION PRIOR TO CLOSING; SPECIFIC PERFORMANCE.

                  11.1. Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

                           (a)      By the mutual written consent of
         Serologicals and the General Partner;

                           (b) By Intergen and the General Partner in writing, if the conditions set forth in Section 7 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Serologicals on or before December 31, 2001 (or such later date as may be mutually agreed upon by the parties), unless satisfaction of such conditions has been frustrated or made impossible by an act or failure to act of

         Intergen or the General Partner in breach or violation of its covenants, agreements or obligations hereunder;

                           (c)      By Serologicals in writing, if the
         conditions set forth in Section 8 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Intergen or the General Partner on or before December 31, 2001 (or such later date as may be mutually agreed upon the parties), unless satisfaction of such conditions has been frustrated or made impossible by an act or failure to act of Serologicals in breach or violation of its covenants, agreements or obligations hereunder; or

                           (d)      By either the General Partner or
         Serologicals, in writing, without liability, if for any reason the Closing has not occurred by January 31, 2002.

                  11.2. Termination of Obligations. Termination of this Agreement pursuant to this Section 11 shall terminate all obligations of the parties hereunder; provided, however, that termination pursuant to subparagraphs (b), (c) or (d) of Section 11.1 shall not (i) relieve a defaulting or breaching party from any liability to the other party hereto or
(ii) terminate either party's obligation pursuant to the Letter Agreement.

                  11.3. Specific Performance. Without intending to limit the remedies available to any of the parties hereto, each of the parties hereto acknowledges and agrees that if Intergen breaches this Agreement and refuses to perform under the provisions of this Agreement, Serologicals would suffer irreparable injury for which an adequate remedy at law is not available. Therefore, the parties hereto agree that Serologicals shall be entitled, in addition to any other remedies that may be available, to obtain specific performance from any court of competent jurisdiction of the terms of this Agreement. If any action is brought by Serologicals to enforce this Agreement, each of the Partners hereby waives the defense that there is an adequate remedy at law.

         12.      MISCELLANEOUS.

                  12.1. Entire Agreement. This Agreement (including the Schedules) constitutes the sole understanding of the parties with respect to the subject matter hereof and supercedes any prior agreement or understanding, whether written or oral. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

                  12.2. Parties Bound by Agreement; Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs, assigns and personal representatives. Without the prior written consent of the other parties hereto, neither party may assign its rights, duties or obligations hereunder or any part thereof to any other person or entity. Notwithstanding the preceding sentence, the Partners hereby consent to the assignment by Serologicals and Sub of their right, title and interest in and to this Agreement and the obligations of the Partners hereunder to Bank of America, N.A., as Administrative Agent pursuant to that certain Third Amended and Restated Credit Agreement, dated as of September 28, 1999, by and among Serologicals, as Borrower, the financial institutions that are parties thereto, as Lenders, Wachovia Bank, N.A. and LaSalle Bank National Association, as Co-Agents, and Bank of America, N.A., as Administrative Agent.

                  12.3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

                  12.4. Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

                  12.5. Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

                  12.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or by telecopy transmission or sent by registered or certified mail or by any express mail or overnight courier service, postage or fees prepaid:

         if to the General Partner, the Partners or Intergen:

                  NorthStar Capital Investment Corp.
                  527 Madison Avenue
                  16th Floor
                  New York, NY 10022
                  Attention: Richard McCready
                  Telecopier: (212) 319-4557

         with a copy to:

                  Testa, Hurwitz & Thibeault, LLP
                  125 High Street
                  Boston, Massachusetts 02110
                  Attention: Edwin L. Miller, Esq.
                  Telecopier: (617) 790-0191
         and to:

                  Piper Marbury Rudnick & Wolfe LLP
                  1251 Avenue of the Americas
                  New York, New York  10020-1104
                  Attention:  Leonard Gubar, Esq.
                  Telecopier: (212) 835-6001

         if to Serologicals, Sub or the Surviving Corporation to:

                  Serologicals Corporation
                  5655 Spalding Drive
                  Norcross, Georgia  30092
                  Attention:  Jeffrey Linton
                  Telecopier:  (678) 728-2020

         with a copy to:

                  King & Spalding
                  191 Peachtree Street
                  Atlanta, Georgia 30303-1763
                  Attention:  Philip A. Theodore, Esq.
                  Telecopier:  (404) 572-5100

or at such other address or number for a party as shall be specified by like notice.

                  Any notice that is delivered personally or by telecopy transmission in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent. Any notice that is addressed and mailed or sent by courier in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

                  12.7. Advisors' Fees and Expenses. Serologicals shall be responsible for paying all fees and expenses incurred by it in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the Merger, including, without limitation, their investment bankers', attorneys' and accountants' fees. The Partners shall be responsible for paying all fees and expenses incurred by them and the Intergen Entities in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the Merger, including, without limitation, their investment bankers', attorneys' and accountants' fees (the "Advisor Fees"). Except as expressly provided in Section 2.6(d) in no event shall any Intergen Entity pay any part of the fees and expenses referred to in the preceding sentence.

                  12.8. Governing Law; Construction. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. No provision of this agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party's having or being deemed to have structured or drafted such provision. The parties hereto consent to jurisdiction and venue in the federal and state courts for Fulton County, Georgia.

                  12.9. Public Announcements. No public announcement shall be made with regard to the transactions contemplated by this Agreement without the prior consent of the parties; provided that any party may make such disclosure if advised in writing by counsel that it is legally required to do so.

                  12.10. Knowledge. As used herein, the term "knowledge of Intergen" and similar terms shall mean the knowledge of each of (i) Robert J. Beckman; (ii) Joseph T. Kozma; (iii) Richard J. McCready; (iv) Cameron; (v) Cox; (vi) Teeter; and (vii) Ronald R. Dilling. As used herein, the term "knowledge of Serologicals" and similar terms shall mean the knowledge of Serologicals' officers and directors. Knowledge shall include actual knowledge as well as the knowledge a reasonable business person would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect thereto. Except for such rights to withhold certain payments pursuant to the Escrow Agreement and the Earnout Agreement, the individuals set forth in this Section 12.10 and the officers and directors of Serologicals shall not have any personal liability for any breaches of any representations or warranties set forth herein.

                  12.11. No Third-Party Beneficiaries. With the exception of the parties to this Agreement and their permitted successors and assigns, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

                  12.12. References. Whenever reference is made in this Agreement to any section, schedule or exhibit, such reference shall be deemed to apply to the specified section of this Agreement or the specified schedule or exhibit to this Agreement.

                  12.13. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and permissible under, applicable law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

                  12.14. Planning Act. This Agreement is effective to create an interest in land only if the provisions of the Planning Act (Ontario) are complied with. Any and all necessary consents shall be obtained by the Partners and Intergen, prior to the Effective Time, in final form, at the Partners' cost and expense.

                  12.15.   Arbitration

                           (a) Any dispute arising in connection with this Agreement or the transactions contemplated by this Agreement that is not resolved by voluntary agreement of the parties shall be finally and exclusively settled by arbitration in accordance with the provisions of this Section 12.15. If any such dispute arises, any party may at any time deliver written notice that it intends to submit such dispute to arbitration to each other party. If such a notice is delivered to each other party, then the party that delivered such notice shall be entitled to direct submission of the dispute to arbitration. Notwithstanding this Section 12.15, each party shall have the right to seek, pending the establishment of the arbitral tribunal, interim relief in aid of arbitration or to protect the rights of such party in respect of this Agreement from any court of competent jurisdiction. Any request for such interim relief by a party shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

                           (b) Such arbitration shall be held in New York, New York (which shall be the exclusive location of such arbitration unless otherwise agreed by the parties) in accordance with the rules and regulations of the American Arbitration Association, with pre-hearing discovery as deemed necessary by the arbitrator. The determination of the arbitrators shall be conclusive and binding upon the parties, and any determination by the arbitrators of an award may be filed with the clerk of a court of competent jurisdiction as a final adjudication of the claim involved, where application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of each party, including legal and accounting fees, if any, with respect to the arbitration, shall be borne by such party, except to the extent otherwise directed by the arbitrators. The arbitrators shall designate the parties to bear the expenses of the arbitrators or the respective amounts of such expense to be borne by each party.

                  12.16. Schedules. Any capitalized term used in any schedule attached to this Agreement (collectively, the "Schedules") and not defined therein shall have the meaning ascribed to it in this Agreement. The Schedules, to the extent they respond to representations and warranties contained in Sections 3 or 4 of this Agreement, are not intended to constitute, and shall not be construed as constituting, representations or warranties of Intergen, Serologicals or Sub (as the case may be) except as and to the extent provided in this Agreement. The inclusion of any item or information on the Schedules shall not be deemed an admission by a party that such item or information (i) is material or (ii) did not otherwise arise in the Ordinary Course of Business. Any headings in any Schedule are for reference only and shall not affect the interpretation of such Schedule or this Agreement. Disclosure of any fact or item in any party's Schedules shall be deemed to be disclosed with respect to any other Schedule of such party if (a) an explicit cross-reference appears in such other Schedule of such party or (b) based solely and exclusively on the face of such disclosure on such first Schedule it is readily apparent and clearly discernable that the disclosure applies to such other Schedule of such party.


                REMINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.
                            SIGNATURE PAGE FOLLOWS.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Plan and Agreement of Merger to be executed on its behalf on the date indicated.


SEROLOGICALS CORPORATION                     INTERGEN COMPANY L.P.

                                             By: Intergen Investors L.P., its
                                                 General Partner
    /s/ David A. Dodd                        By: Intergen, Inc., its
---------------------------------                general partner
By: David A. Dodd
Title: President and Chief
Executive Officer

                                                 /s/ Richard J. McCready
                                             ----------------------------------
                                             By: Richard J. McCready
SEROCOR INCORPORATED                         Title: Vice President

    /s/ David A. Dodd
---------------------------------
By: David A. Dodd
Title: President


                                             INTERGEN INVESTORS L.P., as the
                                                     General Partner

                                             By: Intergen, Inc., its
                                                 general partner


                                                 /s/ Richard J. McCready
                                             ----------------------------------
                                             By: Richard J. McCready
                                             Title: Vice President